Exhibit 4.2

Execution Version

EVRAZ INC. NA CANADA

AND EACH OF THE GUARANTORS PARTY HERETO

7.50% SENIOR SECURED NOTES DUE 2019

INDENTURE

Dated as of November 7, 2014

The Bank of New York Mellon

as Trustee and U.S. collateral agent

and

BNY Trust Company of Canada

as Canada collateral agent

EXHIBITS

Exhibit A	FORM OF PARITY LIEN INTERCREDITOR AGREEMENT
Exhibit B	FORM OF NOTE
Exhibit C	FORM OF CERTIFICATE OF TRANSFER
Exhibit D	FORM OF CERTIFICATE OF EXCHANGE
Exhibit E	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SCHEDULES

Schedule A	INITIAL MORTGAGED PROPERTY

INDENTURE dated as of November 7, 2014 among Evraz Inc. NA Canada, a corporation amalgamated under the Canada Business Corporations Act (the “Issuer”), Evraz North America Limited, a limited company organized under the laws of England and Wales (the “Parent”), the other Guarantors (as defined below), The Bank of New York Mellon, as trustee (including its successors, in such capacity, the “Trustee”) and co-collateral agent (including its successors, in such capacity, the “U.S. collateral agent”) and BNY Trust Company of Canada as co-collateral agent (including its successors, in such capacity, the “Canada collateral agent” and, together with the U.S. collateral agent, the “Collateral Agent”).

The Issuer, the Guarantors, the Trustee and the collateral agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the 7.50% Senior Secured Notes due 2019 (the “Notes”).

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit B hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Collateral Agent” means (1) the collateral agent under the Initial ABL Credit Facility (in such capacity, the “Initial ABL Collateral Agent”) and/or (2) any agent or trustee under any other Additional ABL Credit Facility, in each case, together with any successor thereto and “ABL Collateral Agents” shall mean, collectively, each ABL Collateral Agent.

“ABL Collateral Documents” means the “Collateral Documents” (as defined in the Initial ABL Credit Facility) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Debt Obligations or under which rights or remedies with respect to such Liens are governed (other than the Intercreditor Agreement).

“ABL Credit Facility” means: (1) that certain credit agreement, dated as of December 23, 2011, among the Parent, the Issuer, Evraz Inc. NA, Canadian National Steel Corporation, EVRAZ Claymont Steel, Inc., Colorado and Wyoming Railway Company, CF&I Steel, L.P., Camrose Pipe Corporation, OSM Distribution, Inc., Oregon Steel Mills Processing, Inc. and New CF&I, Inc. all as borrowers, General Electric Capital Corporation, as Agent for the Lenders, Bank of America, N.A., as Co-Collateral Agent, the other financial institutions party thereto and the other persons designated as Credit Parties (as defined therein) (as further amended, restated, adjusted, waived, renewed, modified, supplemented or refinanced from time to time in accordance with the terms of the Intercreditor Agreement, the “Initial ABL Credit Facility”), and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended, restated, adjusted, waived, renewed, modified, supplemented or refinanced from time to time in accordance with the terms of the Intercreditor Agreement (collectively, the “Initial ABL Credit Facility Documents”) and (2) any Additional ABL Credit Facility.

“ABL Debt” means

(1) Debt and other “Obligations” (as defined in the Initial ABL Credit Facility) outstanding under the Initial ABL Credit Facility on the date of this Indenture or Incurred from time to time after the date of this Indenture under the Initial ABL Credit Facility; and

(2) additional Debt (including letters of credit and reimbursement obligations with respect thereto) of the Issuer or any Guarantor under any Additional ABL Credit Facility that is secured by Liens on ABL Priority Collateral; provided, in the case of any additional Debt referred to in this clause (2), that:

(a) on or before the date on which such additional Debt is Incurred by the Issuer or such Guarantor, as applicable, such additional Debt is designated by the Issuer, in an Officer’s Certificate delivered in accordance with the terms of the Intercreditor Agreement to the Trustee, as “ABL Debt” for purposes of this Indenture and the Intercreditor Agreement; provided, that such Debt may not be designated as both ABL Debt and Parity Lien Debt;

(b) the collateral agent or other representative with respect to such Debt, has duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement); and

(c) all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the ABL Collateral Agent’s Lien to secure such additional Debt or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Issuer delivers to the Applicable Parity Lien Representative and the Applicable ABL Collateral Agent an Officer’s Certificate stating that such requirements and other provisions have been satisfied and that such additional Debt is “ABL Debt”);

provided that if the aggregate principal amount of the Debt (excluding any Banking Product Obligations and any Hedging Obligations) outstanding under (1) and (2) exceeds the Intercreditor ABL Lien Cap, only that portion of the principal amount of the Debt up to the Intercreditor ABL Lien Cap shall constitute ABL Debt under the Intercreditor Agreement and only interest and reimbursement obligations in respect of the principal amount of ABL Debt so included shall constitute ABL Debt; provided, however, that notwithstanding the foregoing, if at the time of Incurrence such Debt constituted ABL Debt, any subsequent reduction in the Intercreditor ABL Lien Cap shall not cause such outstanding Debt to cease to be deemed ABL Debt for purposes of the Intercreditor Agreement. For the avoidance of doubt, any Debt not constituting ABL Debt, and any interest or reimbursement obligation in respect thereof, shall not constitute ABL Debt Obligations; provided, further, no additional Debt under clause (2) above shall constitute “ABL Debt” under the Intercreditor Agreement unless it is permitted to be Incurred by the Issuer and/or the applicable Guarantor under the Secured Documents then in effect (including, as applicable, the Initial ABL Credit Facility Documents).

“ABL Debt Obligations” means ABL Debt Incurred and all other Obligations (excluding any Obligations that would constitute ABL Debt) in respect thereof, together, to the extent not already included, with (1) Banking Product Obligations of the Issuer or any Guarantor that are secured, or intended to be secured, by the ABL Loan Documents if the provider of such Banking Product Obligations is a lender under the ABL Credit Facility or an Affiliate of a lender under the ABL Credit Facility, in each case, at the time such obligation is Incurred, or has agreed to be bound by the terms of the Intercreditor

Agreement or such provider’s interest in the ABL Priority Collateral is subject to the terms of the Intercreditor Agreement; and (2) Hedging Obligations that are secured, or intended to be secured, under the ABL Loan Documents if the provider of such Hedging Obligations is a lender under the ABL Credit Facility or an Affiliate of a lender under the ABL Credit Facility, in each case, at the time such obligation is Incurred, or has agreed to be bound by the terms of the Intercreditor Agreement or such provider’s interest in the ABL Priority Collateral is subject to the terms of the Intercreditor Agreement. Notwithstanding the foregoing, if the aggregate principal amount of Debt for borrowed money constituting principal outstanding under the ABL Loan Documents is in excess of the Intercreditor ABL Lien Cap at the time such Debt is Incurred, then only that portion of such Debt equal to the Intercreditor ABL Lien Cap at the time such Debt is Incurred shall be included in ABL Debt Obligations and interest and reimbursement obligations with respect to such Debt shall only constitute ABL Debt Obligations to the extent related to Debt included in the ABL Debt Obligations; provided, however, that notwithstanding the foregoing, if at the time of Incurrence such Debt constituted ABL Debt, any subsequent reduction in the Intercreditor ABL Lien Cap shall not cause such outstanding Debt to cease to be deemed ABL Debt or ABL Debt Obligations for purposes of the Intercreditor Agreement. “ABL Debt Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant ABL Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“ABL Lien” means a Lien granted under or pursuant to an ABL Collateral Document, at any time, upon any property of the Issuer or any Guarantor or any other Person to secure ABL Debt Obligations.

“ABL Loan Documents” means the ABL Credit Facility, the ABL Collateral Documents and the other Loan Documents (as defined in the ABL Credit Facility) and each of the other agreements, documents and instruments providing for or evidencing any other ABL Debt Obligation, and any other document or instrument executed or delivered at any time in connection with any ABL Debt Obligations, including any intercreditor or joinder agreement among holders of ABL Debt Obligations, to the extent such are effective at the relevant time, as each may be amended, supplemented, refunded, deferred, restructured, replaced, increased or refinanced from time to time in whole or in part (whether with the Initial ABL Collateral Agent and lenders under the Initial ABL Credit Facility or other agents and lenders or otherwise), in each case in accordance with the provisions of the Intercreditor Agreement.

“ABL Priority Collateral” means with respect to the Issuer, the Guarantors and any other obligor of any ABL Debt Obligations, all (a) accounts, (b) inventory, (c) chattel paper, documents, general intangibles, instruments, or investment property, in each case evidencing or substituted for, any account, any inventory or any other ABL Priority Collateral, (d) all deposit accounts into which any proceeds of any account, any inventory or any other ABL Priority Collateral are deposited, (e) all money, cash or Cash Equivalents constituting proceeds of, evidencing or substituted for, any account, any inventory or any other ABL Priority Collateral, (f) all supporting obligations (including letter of credit rights that constitute supporting obligations) relating to, and any security pledged for, any accounts, any inventory or any other ABL Priority Collateral, (g) the commercial tort claims arising from, evidencing or substituted for any account, any inventory or any other ABL Priority Collateral, (h) all payment intangibles and instruments relating to intercompany indebtedness owing to the Issuer, any Guarantor or any other Credit Party (as defined in the agreement governing the Initial ABL Credit Facility) (including all Parent Subordinated Indebtedness (as defined in the agreement governing the Initial ABL Credit Facility), (i) all books and records pertaining to any account, any inventory or any other ABL Priority Collateral and (j) to the extent not otherwise included, all proceeds, insurance claims and other rights to payment related to any account, any inventory or any other ABL Priority Collateral not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of the foregoing, but, in the case of each of the foregoing clauses (a)-(j), other than any Excluded Property. For clarity, accounts, chattel paper, instruments and payment intangibles evidencing or comprising identifiable proceeds of Notes Priority Collateral shall be Notes Priority Collateral.

“ABL Security Agreement” means the Guaranty and Security Agreement described in clause (i) of the definition of Guaranty and Security Agreement in the Initial ABL Credit Facility, as further amended, restated, adjusted, waived, renewed, modified, restated or supplemented from time to time in accordance with the terms of the Intercreditor Agreement.

“Acquired Debt” means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Additional ABL Credit Facility” means one or more debt facilities, credit agreements, note purchase agreements, commercial paper facilities, indentures or other agreements for which the requirements of the Intercreditor Agreement have been satisfied and which is so designated as ABL Debt, in each case with banks, lenders, purchasers, investors or trustees, agents or other representatives of any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in such receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in such receivables), letters of credit, notes or other borrowings or extensions of credit, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Document, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise, provided that in the case of any replacement or refinancing, the provisions of the Intercreditor Agreement are complied with and provided further that neither the Parity Lien Documents nor any refinancing thereof shall constitute an Additional ABL Credit Facility at any time.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Additional Parity Lien Debt Facility” means one or more debt facilities, credit agreements, note purchase agreements, commercial paper facilities, indentures or other agreements for which the requirements of the Intercreditor Agreement have been satisfied and which is so designated as Parity Lien Debt, in each case with banks, lenders, purchasers, investors or trustees, agents or other representatives of any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in such receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in such receivables), letters of credit, notes or other borrowings or extensions of credit, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Document, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise; provided that in the case of any replacement or refinancing, the provisions of the Intercreditor Agreement are complied with and provided further that neither the ABL Credit Facility nor any refinancing thereof shall constitute an Additional Parity Lien Debt Facility.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Parity Lien Representative” means (i) prior to the payment in full of all outstanding Obligations under the Notes, the Trustee and (ii) thereafter, the Parity Lien Representative party to the Intercreditor Agreement that represents the largest principal amount of Parity Lien Obligations.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of (1) 1.0% of the principal amount of such Note; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note on May 15, 2017 (as stated in the table included in Section 3.07(b) hereof), plus (ii) all required interest payments due on such Note through May 15, 2017 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Parent or any Restricted Subsidiary outside the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to the Parent or a Restricted Subsidiary, including the sale or issuance by the Parent or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Parent or any Restricted Subsidiary;

(2) the disposition by the Parent or any Restricted Subsidiary of (i) cash and cash management investments (including Cash Equivalents), (ii) inventory and other assets acquired and held for resale, (iii) damaged, worn out, obsolete or surplus assets or assets no longer used or useful in a Permitted Business, or (iv) rights granted to others pursuant to leases or licenses;

(3) the sale or discount of inventory, accounts receivable or notes receivable or the conversion of accounts receivable to notes receivable;

(4) a transaction covered by Section 5.01 hereof;

(5) a Restricted Payment permitted under Section 4.07 hereof, a Permitted Investment or a Permitted Payment (other than a Permitted Payment set forth in clause (iv) in the definition thereof);

(6) dispositions of accounts receivable and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

(7) a Sale and Leaseback Transaction;

(8) the granting of any Permitted Lien;

(9) the lease, assignment, sub-lease, license or sub-lease of any real or personal property that does not materially interfere with the business of the Parent and its Restricted Subsidiaries, taken as a whole;

(10) the issuance of Disqualified Stock of the Parent or any Restricted or of any class or series of Preferred Stock of any Restricted Subsidiary pursuant to Section 4.09 hereof;

(11) the surrender or waiver of contract rights in connection with a settlement of claims by the Parent or any Restricted Subsidiary;

(12) the transfer of assets by the Parent or any Restricted Subsidiary upon the foreclosure of a Lien not otherwise constituting a Default or upon any condemnation, expropriation or similar action;

(13) the unwinding of any Hedging Agreement;

(14) the issuance of director’s qualifying shares and shares issued to foreign nationals as required by applicable law;

(15) the licensing or sub-licensing of intellectual property or other general intangibles that does not materially interfere with the business of the Parent and its Restricted Subsidiaries, taken as a whole;

(16) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $10.0 million;

(17) the issuance, sale or other disposition of Equity Interests in (i) any joint venture or (ii) any Subsidiary, in each case all of which joint venture’s or Subsidiary’s assets are assets that, if disposed of in a single transaction or series of related transactions pursuant to one or more asset transfers, would not constitute an Asset Sale pursuant to this definition;

(18) transfers, conveyances or other dispositions of any assets resulting from any condemnation or eminent domain or that are subject to casualty proceedings;

(19) the cancellation of intercompany Debt with the Parent or any of its Restricted Subsidiaries permitted under this Indenture;

(20) any exchange of assets for assets related to a Permitted Business with a fair market value that is comparable or higher, as determined in good faith by the Board of Directors or senior management of the Parent; and

(21) at any time prior to a Permitted Payments Fall-Away Event, any disposition by the Parent or a Restricted Subsidiary that is a Material Subsidiary to any member of the EVRAZ Group; provided that either (i) the Parent or such Restricted Subsidiary that is a Material Subsidiary complies with each of the requirements of Section 4.10 hereof as if such disposition were an “Asset Sale” or (ii) not later than 10 days following the consummation of such disposition, the Issuer shall make an Offer to Purchase (pursuant to procedures that are substantially the same as those set forth under Section 4.15 hereof) all outstanding Notes at a purchase price equal to the redemption price of such Note at such time if the Issuer elected to optionally redeem the Notes at such time as set forth under Section 3.07(b) or (c) (as applicable).

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Banking Product Obligations” means, with respect to the Issuer or any Guarantor, any obligations of the Issuer or such Guarantor owed to any Person in respect of treasury management services (including, without limitation, services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depositary, information reporting, lock-box and stop payment services), commercial credit card and merchant card services, stored value card services, other cash management services, or lock-box leases and other banking products or services related to any of the foregoing.

“Bankruptcy Law” means Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the restructuring provisions of Canadian corporate statutes, each as now and hereafter in effect, any successors to such statutes or any similar federal, provincial or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means the board of directors of the Parent or any duly authorized committee thereof.

“Borrowing Base” means, as of any date, the sum of (1) 70.0% of the book value of the inventory of the Issuer and the Guarantors as of the end of the most recent fiscal quarter preceding such date for which financial statements are available, and (2) 85.0% of the book value of the accounts receivable of the Issuer and the Guarantors as of the end of the most recent fiscal quarter preceding such date for which financial statements are available, in each case calculated on a combined basis in accordance with GAAP (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and dispositions, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio) and excluding any such receivables that are the subject of a Permitted Receivables Financing.

“Business Day” means any day other than a Legal Holiday.

“Canada Collateral Agent” means BNY Trust Company of Canada until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Canadian Government Obligations” means obligations issued or directly and fully guaranteed or issued by Canada or by any agent instrumentality thereof, provided that the full faith and credit of Canada is pledged in support thereof.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; provided that in no event shall an operating lease be considered a Capital Lease solely by virtue of a change in GAAP after the Issue Date.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person, but not including Debt that is convertible into equity.

“Cash Equivalents” means

(1) United States dollars, Canadian dollars, or money in other currencies received in the ordinary course of business,

(2) U.S. Government Obligations or Canadian Government Obligations or certificates representing an ownership interest in U.S. Government Obligations or Canadian Government Obligations, as applicable, with maturities not exceeding one year from the date of acquisition,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or Canada or any state or province thereof having capital, surplus and undivided profits in excess of $500.0 million (or the equivalent thereof in Canadian dollars) whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,

(6) Debt issued by Persons (other than an Affiliate of the Parent) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, in each case with maturities not exceeding one year from the date of acquisition;

(7) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by an political subdivision or taxing authority of any such state, province, commonwealth, province or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A-2 by S&P or P-2 by Moody’s; and

(8) money market funds at least 95% of the assets of which consist of Investments of the type described in clauses (1) through (7) above.

“CFC” means a controlled foreign corporation as defined under Section 957 of the Code.

“Change of Control” means:

(1) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent or the Issuer, unless the Permitted Holders (without giving effect to ownership through a group attributable to persons other than Permitted Holders) are the Beneficial Owners of more than 50% of the total voting power of the Voting Stock of each of the Parent and the Issuer;

(2) the merger or consolidation of the Parent or the Issuer with or into another Person or the merger of another Person with or into the Parent or the Issuer, or the sale of all or substantially all the assets of the Parent or the Issuer to another Person, (in each case, unless such other Person is a Permitted Holder) unless the ultimate holders of a majority of the aggregate voting power of the Voting Stock of the Parent or the Issuer, immediately prior to such transaction, beneficially own securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; or

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent or the Issuer, except in connection with a sale, conveyance, transfer or other disposition of all or substantially all of such Person’s assets or an acquisition of Capital Stock of such Person that would not otherwise constitute a Change of Control.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Parent becomes a direct or indirect Subsidiary of a holding company, (b) such holding company beneficially owns, directly or indirectly, 100% of the Capital Stock of the Parent and (c) upon completion of such transaction, the ultimate Beneficial Ownership of the Parent has not been modified by such transaction.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets and properties subject to the Liens created by the security documents.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Parent and its Restricted Subsidiaries for such period determined on a combined basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Parent or any of the Restricted Subsidiaries (subject to clause (3) below) by such Person during such period;

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3) hereof, the net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not otherwise included therein;

(4) any net gains or losses attributable to business dispositions or sales of assets or the extinguishment of Debt;

(5) any net extraordinary gains or losses, expenses or charges;

(6) non-cash restructuring charges;

(7) unrealized gains or losses relating to Hedging Agreements and mark-to-market of Debt denominated in foreign currencies;

(8) any amortization of intangible assets and any asset impairment charges (other than inventory write-downs) and any non-cash compensation charges;

(9) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights of such Person or any of its Restricted Subsidiaries;

(10) non-cash charges for deferred Tax asset valuation allowances;

(11) any non-cash interest expense or interest that was capitalized, in each case, in respect of Subordinated Shareholder Funding; and

(12) the cumulative effect of a change in accounting principles;

provided further that any payments made during such period pursuant to clause (b)(14) under Section 4.07 hereof shall be included in computing Consolidated Net Income (to the extent not otherwise included).

“Consolidated Senior Secured Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) (x) the aggregate principal amount of Parity Lien Debt and ABL Debt of such Person as of the Consolidated Senior Secured Leverage Ratio Calculation Date plus (y) the remaining available capacity under clause (3)(b) of the definition of “Permitted Debt” as of such date, to (ii) the EBITDA of such Person for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Reference Period”). In the event that the specified Person or any of its

Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchase, redeems, defeases or otherwise discharges any Debt for borrowed money that is secured by a Lien, in each case, subsequent to the commencement of the Consolidated Senior Secured Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Calculation Date”), then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of such secured Debt, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Consolidated Senior Secured Leverage Ratio Reference Period. In addition, the Consolidated Senior Secured Leverage Ratio shall be determined with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Tangible Assets” means at any time the combined total assets of the Parent and its Restricted Subsidiaries set forth on the Parent’s most recent consolidated balance sheet delivered pursuant to Section 4.03 hereof, excluding goodwill and other intangible assets, calculated on a consolidated basis in accordance with GAAP; provided that Consolidated Tangible Assets shall be calculated after giving pro forma effect to any Investments, acquisitions or dispositions occurring subsequent to the date of such balance sheet, as well as any such transaction giving rise to the need to calculate Consolidated Tangible Assets.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Control Agreement” means a deposit account, securities account or commodities account control agreement providing the Trustee “control” of such deposit account, securities account or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Controlled Foreign Guarantor” means any Guarantor that (i) is a CFC or (ii) owns no material assets other than direct or indirect equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income Tax purposes) in one or more CFCs.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facilities” means one or more debt facilities (including, without limitation, the ABL Credit Facility), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other Persons or to special purpose entities formed to borrow from such lenders or other Persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, deeds to secure debt, deeds of trust, debentures, Guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 business days;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables and other accrued liabilities arising in the ordinary course of business;

(5) all obligations of such Person as lessee under Capital Leases;

(6) all obligations of such Person or any Securitization Subsidiary of such Person in connection with a Permitted Receivables Financing;

(7) Attributable Debt;

(8) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(9) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(10) net obligations of such Person under Hedging Agreements,

if and to the extent that any of the foregoing (other than letters of credit, obligations in connection with a Permitted Receivables Financing and Debt under Hedging Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Debt of any direct or indirect parent of the Parent appearing upon the balance sheet of the Parent solely by reason of push-down accounting under GAAP shall be excluded; and provided, further, that notwithstanding the foregoing, Debt shall not be deemed to include contingent obligations Incurred in the ordinary course of business and not in respect of borrowed money.

The amount of Debt of any Person will be deemed to be:

(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person;

(E) with respect to any obligations in connection with a Permitted Receivables Financing, the Receivables Financing Amount; and

(F) otherwise, the outstanding principal amount thereof,

(it being understood that no amounts will be deemed to be outstanding under any undrawn letters of credit or revolving credit facility until drawn), provided, that a change in GAAP that results in an obligation of the Parent or any of its Restricted Subsidiaries that exists at the time of such change, and is not theretofore classified as Debt, becoming Debt shall not be deemed to be Debt for purposes of this Indenture.

For the avoidance of doubt, the term “Debt” shall not include: (i) non-interest bearing installment obligations, contingent obligations Incurred in the ordinary course of business and accrued liabilities Incurred in the ordinary course of business that are not more than 90 days past due; (ii) any Subordinated Shareholder Funding, (iii) any prepayments or deposits received from customers or obligations in respect of funds held on behalf of customers (including, without limitation, in relation to periodic purchase volume or sales incentive rebates), in each case, in the ordinary course of business; (iv) any obligations under any license, permit or approval or guarantees thereof Incurred prior to the Issue Date in the ordinary course of business; and (v) in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit B hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Deposit Account” each deposit, securities, commodity or similar account maintained by the Issuer or any Guarantor as of or after the Issue Date into which the proceeds of Collateral are or may be deposited (other than (i) any payroll account so long as such payroll account is a zero balance account, (ii) withholding tax accounts, (iii) fiduciary accounts, (iv) disbursement accounts and (v) deposit accounts with an amount on deposit of (x) less than $1,000,000 at any time with respect to any particular deposit account and (y) less than $2,500,000 at any time in the aggregate for all such deposit accounts).

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Parent, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Parent (other than Disqualified Stock) that is issued for cash (other than to the Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate on the issuance date thereof.

“Disqualified Equity Interests” means that portion of any Equity Interests that by their terms or upon the happening of any event are

(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Equity Interests, or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes if those provisions

(A) are no more favorable to the holders in any material respect than those contained in Sections 4.10 and 4.15 hereof, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Issuer’s repurchase of the Notes as required by this Indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“EBITDA” means, for any period, the sum of

(1) Consolidated Net Income, plus

(2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(3) to the extent deducted in calculating Consolidated Net Income and as determined on a combined basis for the Parent and its Restricted Subsidiaries in conformity with GAAP:

(A) income Taxes, other than income Taxes or income Tax adjustments (whether positive or negative) attributable to business dispositions or extraordinary gains or losses;

(B) depreciation, amortization, impairment and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

(C) any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Debt) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains or losses were taken into account in computing Consolidated Net Income;

(D) any non-cash after-Tax loss from disposed or discontinued operations, to the extent such losses were deducted in computing Consolidated Net Income;

(E) the amount of net cost savings and operating efficiencies projected by such Person in good faith to be realized as a result of specified actions taken or expected to be taken prior to or during such period (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period) and which are expected to be realized within 12 months of the date thereof, net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings and operating efficiencies are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings added pursuant to this clause (E) shall not exceed the greater of (i) $10.0 million and (ii) 5% of the EBITDA of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”);

(F) to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in computing such Consolidated Net Income), expenses Incurred to the extent covered by indemnification provisions in any agreement in connection with an acquisition;

(G) all non-recurring or unusual losses (and less all non-recurring or unusual gains), including, without limitation, any (i) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments or modifications to pension and post-retirement employee benefits plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses and (ii) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, Permitted Receivables Financing, recapitalization or issuance, repayment, Incurrence, refinancing, amendment or modification of Debt permitted to be Incurred by this Indenture (in each case, whether or not successful), which shall include for purposes of this clause (G), any of the Transactions; and

(H) all other non-cash items (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period), provided that, with respect to any Restricted Subsidiary, such items will be added (or subtracted, if applicable) only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means a primary public offering or private placement, after the Issue Date, of Qualified Equity Interests of the Parent (or any direct or indirect parent of Parent, the proceeds of which are contributed to Parent or any Restricted Subsidiary as common equity) other than an issuance registered on Form F-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to Officers, directors or employees; provided, however, that any such issuance or contribution will not constitute an “Equity Offering” to the extent the proceeds of such issuance or contribution are used to repurchase, redeem or otherwise acquire for value the Existing Minority Interest.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“EVRAZ Group” means EVRAZ plc and its subsidiaries (excluding the Parent and its Subsidiaries).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the cash or Cash Equivalents or other assets (valued at their fair market value as determined in good faith by the Board of Directors or senior management of the Parent) received by the Parent after the Issue Date from:

(1) contributions to its common equity; and

(2) the sale (other than to a Subsidiary of the Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent or any Subsidiary of the Parent, to the extent such sale to such equity, stock option or other plan is financed by loans from or guaranteed by, the Parent or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Parent delivered to the Trustee and the cash proceeds of which are excluded from the calculation set forth under clause (3) of Section 4.07(a) hereof.

“Excluded Property” (a) with respect to the ABL Priority Collateral comprises the property and assets set forth in clause (i) of the definition of “Excluded Collateral” in the ABL Security Agreement as in effect on the date of the Intercreditor Agreement, and (b) with respect to the Notes Priority Collateral comprises the following property and assets, none of which will be included in the Collateral:

(1) any property to the extent that a grant of a security interest in such property is prohibited by any law, treaty, rule or regulation or determination of an arbitrator or a court of a governmental authority or agency, requires a consent not obtained of any governmental authority or agency pursuant to such law, treaty, rule or regulation or determination of an arbitrator or a court of a governmental authority or agency, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, the terms of any contract, license, lease, mortgage, deed to secure debt, deed of trust, security agreement or other agreement, instrument or other document evidencing or, giving rise to such property or, in the case of any “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC or PPSA, including promissory notes and capital stock, any applicable shareholder or similar agreement, except to the extent that such law, treaty, rule or regulation or determination of an arbitrator or a court of a governmental authority or agency or such terms in such contract, license, lease, mortgage, deed to secure debt, deed of trust, security agreement or other agreement, instrument or other document of shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent are ineffective to prevent the grant of a security interest under applicable law;

(2) any “intent-to-use” application for registration of a mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(3) any equipment or other asset owned by the Issuer or any Guarantor that is subject to a purchase money lien or a Capital Lease, in each case, as permitted under this Indenture, if the contract or other agreement pursuant to which the Lien is granted (or the documentation providing for such Capital Lease) prohibits or requires the consent of any Person other than the Parent or any Restricted Subsidiary as a condition to the creation of any other security interest in such equipment or asset and, in each case, the prohibition or requirement is permitted under this Indenture;

(4) motor vehicles the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction;

(5) any property acquired after the date hereof, and any property of any Person acquired after the date hereof, that on the date of acquisition are subject to Liens not created in connection with (or in anticipation of) the acquisition of such property or Person so long as the documents governing such Liens do not permit any other Liens on such property;

(6) any pledge by a Guarantor that is a United States Person within the meaning of Section 957(c) of the Code in excess of 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treasury Regulation section 1.956-2(c)(2)) of any direct or indirect Subsidiary of the Parent that (a) is a CFC or (b) owns no material assets other than direct or indirect equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income Tax purposes) in one or more CFCs (including any Subsidiary that becomes a Person described in clauses (a) or (b) above at any time after all or any portion of its Capital Stock is pledged pursuant to the Parity Lien Documents); and

(7) (a) any interest in real property for which the Issuer and the Guarantors are not required under this Indenture to grant a mortgage to secure the Notes as of the date of this Indenture, (b) any fee owned real property acquired after the date of this Indenture with a fair market value of less than $3.0 million, (c) any leased real property (other than ground leases) and (d) any ground-leased real property acquired after the date of this Indenture with a fair market value less than $3.0 million.

“Existing Shareholder Loans” means, collectively (i) Loan Contract No. KGOK-EICA-02, dated December 27, 2012, between the Issuer and JSC EVRAZ Kachkanarsky Ore Mining and Processing Plant and (ii) Loan Contract No. KGOK-EICA-03, dated October 13, 2014, between EVRAZ Inc. NA Canada and JSC EVRAZ Kachkanarsky Ore Mining and Processing Plant, in each case, as such loans may be amended or assigned from time to time.

“Existing Minority Interest” means the Issuer’s common shares owned by Evraz Group S.A. as of the date of this Indenture, or any Equity Interest issued in respect thereof or in exchange therefor, until such time as such common shares or other Equity Interest is repurchased or otherwise acquired for value by the Parent.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller, determined in good faith by the Board of Directors (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

(x) the aggregate amount of EBITDA of the Parent and its Restricted Subsidiaries on a combined basis for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y) the aggregate Fixed Charges of the Issuer and their Restricted Subsidiaries on a combined basis during such reference period.

In making the foregoing calculation,

(1) pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(2) pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(3) Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit facility to the extent of the average daily balance under such facility during the reference period (or under any successor revolving credit facility) in effect on the transaction date, will be excluded;

(4) pro forma effect will be given to

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions or lines of businesses by the Parent or any Restricted Subsidiary, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Parent or any Restricted Subsidiary following the transaction date, in each case that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

For purposes of this definition, whenever pro forma effect is to be given to any transaction or event (a “pro forma event”), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Parent, to reflect (1) operating expense reductions and other operating improvements or synergies that have resulted or are reasonably expected to result from the applicable pro forma event within 12 months of the date on which the pro forma calculation is being made, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Summary Combined Financial Information and Other Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to the applicable reference period.

“Fixed Charges” means, for any period, the sum of

(1) Interest Expense for such period; and

(2) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the Parent or a Restricted Subsidiary, except for dividends payable in the Parent’s Capital Stock (other than Disqualified Stock) or paid to the Parent or to a Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. At any time after the Issue Date, the Parent may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided, that any calculation or determination in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that the Parent may only make such election if it also elects to provide any subsequent financial reports required to be made by the Parent, pursuant to the covenants set forth under Section 4.03, in accordance with IFRS. The Parent shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit B hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) the Parent and each Restricted Subsidiary that provides a Guarantee under the Initial ABL Credit Facility (other than the Issuer) and (ii) each Restricted Subsidiary that executes a supplemental indenture providing for the guaranty of the payment of the Notes, or any successor obligor under its Note Guarantee pursuant to Section 5.01 hereof, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to this Indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in commodity or raw material or other input prices, including, in each case, any ancillary or related agreement providing for the Guarantee of or Lien to secure obligations in respect thereof.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreement.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit B hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary, the total assets of which do not exceed $5.0 million; provided that such Subsidiary does not Guarantee any other Debt of the Issuer or any Guarantor.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of this Indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “Limitation on Debt and Disqualified or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “Limitation on Asset Sales.”

The accretion of original issue discount or accretion or payment of interest or dividends in kind (or deferral of interest as permitted by the terms of the applicable Debt instrument) and the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or mailing of a mandatory Offer to Purchase such Debt will not be considered an Incurrence of Debt.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $350.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Insolvency or Liquidation Proceeding” means:

(1) any voluntary or involuntary case commenced by or against the Issuer or any Guarantor under Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, foreclosure, power of sale, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by the Secured Documents;

(3) any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with respect to the Issuer or any Guarantor or any of their assets;

(4) any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or

(5) any analogous procedure or step in any jurisdiction.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor ABL Lien Cap” means, as of any date of determination, the greatest of (1) $635.0 million, (2) $25.0 million plus the amount of the ABL Permitted Commitments and (3) $25.0 million plus the amount of the Borrowing Base of all of the Borrowers (as defined in the Initial ABL Credit Facility).

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date, among the Parity Lien Representative, the Trustee, the U.S. collateral agent, the Canada collateral agent, the Issuer, General Electric Capital Corporation as initial ABL collateral agent and the other grantors referred to therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the combined interest expense of the Parent and its Restricted Subsidiaries, plus, to the extent not included in such combined interest expense, and to the extent incurred, accrued or payable by the Parent or any Restricted Subsidiary, without duplication, (i) interest expense attributable to Sale and Leaseback Transactions, (ii) amortization of debt discount and debt issuance costs, but excluding amortization of deferred financing charges incurred in respect of the Notes and the Initial ABL Credit Facility on or prior to the Issue Date, (iii) capitalized interest (excluding non-cash interest in respect of any Subordinated Shareholder Funding), (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements (including the amortization of fees), (vii) any of the above expenses with respect to Debt of another Person guaranteed by the Parent or any of the Restricted Subsidiaries and (viii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Parent or any Restricted Subsidiary in connection with a Permitted Receivables Financing, as determined on a consolidated basis and in accordance with GAAP.

“Investment” means

(1) any direct or indirect advance, loan or other extension of credit to another Person,

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3) any purchase or acquisition of Equity Interests, bonds, Notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

If the Parent or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Parent, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of this Indenture, all remaining Investments of the Parent and its Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another Rating Agency (in each case, without regard to outlook).

“Issue Date” means the date on which the Notes are originally issued under this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, hypothecation, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, or (2) any lease in the nature thereof.

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Parity Lien Debt, the written agreement of the Parity Lien Representative of such Series of Parity Lien Debt and holders of such Series of Parity Lien Debt or as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the benefit of all holders of Parity Lien Debt, all holders of ABL Debt, the ABL Collateral Agents and each then present or future Parity Lien Representative:

(A) that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Issuer or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, and that all such Parity Liens will be enforceable by the applicable Parity Lien Representative for the benefit of all holders of Parity Lien Obligations equally and ratably;

(B) that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Parity Lien Intercreditor Agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from enforcement of Parity Liens;

(C) consenting to the terms of the Parity Lien Intercreditor Agreement and the Trustee’s performance of, and directing the Trustee to perform, its obligations under the Intercreditor Agreement; and

(2) as to any Series of ABL Debt, the written agreement of the collateral agent or other representative with respect to such Series of ABL Debt, the holders of such Series of ABL Debt or as set forth in the credit agreement, indenture or other agreement governing such Series of ABL Debt, for the benefit of all holders of Parity Lien Debt, all holders of ABL Debt, the ABL Collateral Agents and each then present or future Parity Lien Representative, that the holders of Obligations in respect of such Series of ABL Debt are bound by the provisions of the Intercreditor Agreement.

“Material Subsidiary” means at any relevant time a direct or indirect Subsidiary of Evraz Group S.A.: (a) whose total consolidated assets represent not less than 10% of the total consolidated assets of Evraz Group S.A., or whose gross consolidated revenues represent not less than 10% of the gross consolidated revenues of Evraz Group S.A. (determined by reference to the most recent publicly available annual or interim financial statements of Evraz Group S.A., prepared in accordance with IFRS and the latest financial statements of the Subsidiary); or (b) to which is transferred all or substantially all the assets and undertakings of a Subsidiary which immediately prior to such transfer is a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

(2) provisions for Taxes paid or payable as a result of such Asset Sale;

(3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes and the security documents related to the Notes, each as amended or supplemented in accordance with the terms thereof.

“Note Guarantee” means the Guarantee of the Notes by a Guarantor pursuant to this Indenture, which Guarantee will be joint and several with the Guarantee-related Obligations of each other Guarantor (with the exception of any Controlled Foreign Guarantor, whose Guarantee shall be joint and several only as to Obligations that are not U.S. Person Guarantee Obligations).

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Priority Collateral” means all assets of the Issuer and the Guarantors other than (a) the Excluded Property and (b) the ABL Priority Collateral.

“Notes Priority Collateral Proceeds Account” means any deposit account or securities account established by the Issuer or any Guarantor in accordance with the requirements of Section 4.10(a)(3) and which does not contain proceeds of Loans (as defined in the ABL Credit Facility) or ABL Priority Collateral and which has been identified to the ABL Collateral Agents as such on or before the time that proceeds from any sale of Notes Priority Collateral shall be deposited.

“Obligations” means, with respect to any Debt or documentation in respect thereof, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt or documentation in respect thereof, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means, with respect to any Person, the Chairman of the board of directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer or the Parent, as applicable, by one Officer of the Issuer or the Parent, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or the Parent, as applicable, that meets the requirements of Section 13.03 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.03 hereof. The counsel may be an employee of or counsel to the Parent, any Subsidiary of the Parent or the Trustee.

“Owned Production Sites” means the production sites located in Pueblo, Colorado, Regina, Saskatchewan, Calgary, Alberta, Camrose, Alberta, Red Deer, Alberta and Portland, Oregon owned by the Issuer.

“Parity Lien” means a Lien granted under or pursuant to a Parity Lien Document, at any time, upon any property of the Issuer or any Guarantor to secure Parity Lien Obligations.

“Parity Lien Cap” means, as of any date of determination, the sum of (1) the aggregate principal amount of the Notes (excluding any Additional Notes) plus (2) the amount of Additional Notes or other Parity Lien Debt Incurred pursuant to clause 3(b) of the definition of “Permitted Debt” plus (3) the amount of Parity Lien Debt that may be Incurred by the Issuer or any of the Guarantors such that, after giving pro forma effect to such Incurrence and the application of net proceeds therefrom, the Consolidated Senior Secured Leverage Ratio would not exceed 2.00 to 1.00 plus (4) $25.0 million.

“Parity Lien Claimholders” means, at any relevant time, the holders of Parity Lien Obligations at that time, including the Holders of the Notes, the holders of other Parity Lien Debt, the Trustee (which term, as used in this definition, and for the avoidance of doubt, includes the U.S. collateral agent and the Canadian collateral agent) and any other Parity Lien Representative, under the Parity Lien Documents.

“Parity Lien Debt” means:

(1) the Notes initially issued by the Issuer under this Indenture together with the related Note Guarantees thereof;

(2) any Additional Notes (including Note Guarantees) under this Indenture if the issuance thereof is permitted by each Secured Document;

(3) additional notes issued under any indenture or other Debt (including letters of credit and reimbursement obligations with respect thereto) of the Issuer under any Additional Parity Lien Debt Facility that was permitted to be Incurred and so secured under each Secured Document, and Guarantees thereof; provided, in the case of any additional notes, Guarantees or other Debt referred to in this clause (3), that:

(a) on or before the date on which such Additional Notes are issued or Debt is Incurred by the Issuer or Guarantees Incurred by such Guarantor or the Issuer, such additional notes, Guarantees or other Debt, as applicable, is designated by the Parent or the Issuer, in an Officer’s Certificate delivered to the Trustee, as “Parity Lien Debt” for the purposes of this Indenture; provided that no Debt may be designated as both ABL Debt and Parity Lien Debt;

(b) such additional notes, Guarantees or other Debt is governed by an indenture or a credit agreement, as applicable, or other agreement that meets the requirements described in Section 10.02 hereof (unless the Notes have been discharged); and

(c) all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Parity Lien Representative’s Lien to secure such additional notes, Guarantees or other Debt or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Issuer or the Parent delivers to the Trustee an additional secured debt designation stating that such requirements and other provisions have been satisfied and that such Notes, Guarantees or other Debt is “Parity Lien Debt”); and

(4) Hedging Obligations of the Issuer or any Guarantor Incurred in accordance with the terms of this Indenture; provided that:

(a) on or before or within thirty (30) days after the date on which such Hedging Obligations are Incurred by the Issuer or such Guarantor (or on or within thirty (30) days after the date of this Indenture for Hedging Obligations in existence on the date of this Indenture), such Hedging Obligations are designated by the Issuer or the Parent in an Officer’s Certificate delivered to the Trustee, as “Parity Lien Debt” for the purposes of this Indenture;

(b) the counterparty in respect of such Hedging Obligations, in its capacity as a holder or beneficiary of such Parity Lien, executes and delivers a joinder to the Intercreditor Agreement in accordance with the terms thereof or otherwise becomes subject to the terms of the Intercreditor Agreement; and

(c) all other requirements set forth in the Intercreditor Agreement have been complied with (and the satisfaction of such requirements will be conclusively established if the Issuer or the Parent delivers to the Trustee an additional secured debt designation stating that such requirements and other provisions have been satisfied and that such Hedging Obligations are “Parity Lien Debt”).

provided that if the aggregate principal amount of the Debt outstanding under clauses (1), (2), (3) and (4) above exceeds the Parity Lien Cap, only that portion of the principal amount of the Debt up to the Parity Lien Cap shall constitute Parity Lien Debt under the Intercreditor Agreement and only interest and reimbursement obligations in respect of the principal amount of Parity Lien Debt so included shall constitute Parity Lien Debt; provided, however, that notwithstanding the foregoing, if at the time of Incurrence such Debt constitutes Parity Lien Debt, any subsequent reduction in the Parity Lien Cap shall not cause such outstanding Debt to cease to be deemed Parity Lien Debt for purposes of the Intercreditor Agreement. For the avoidance of doubt, any Debt not constituting Parity Lien Debt, and any interest or reimbursement obligation in respect thereof, shall not constitute Parity Lien Obligations; provided, further, no additional Debt under clauses (2), (3) and (4) above shall constitute “Parity Lien Debt” hereunder unless it is permitted to be Incurred by the Issuer and/or the applicable Guarantor under the Secured Documents then in effect (including, as applicable, this Indenture).

“Parity Lien Documents” means the Note Documents and any additional indenture, credit facility or other agreement pursuant to which any Parity Lien Debt is Incurred and the security documents related thereto (other than any security documents that do not secure Parity Lien Obligations), as each may be amended, supplemented or otherwise modified in accordance with the terms of the Intercreditor Agreement.

“Parity Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit A of this Indenture, that will govern the rights as among the Parity Lien Representatives in the Collateral.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof. Notwithstanding the foregoing, if the aggregate principal amount of Debt for borrowed money constituting principal outstanding under the Parity Lien Documents is in excess of the Parity Lien Cap at the time such Debt is Incurred, then only that portion of such Debt equal to the Parity Lien Cap at the time such Debt is Incurred shall be included in Parity Lien Obligations and interest and reimbursement obligations with respect to such Debt shall only constitute Parity Lien Obligations to the extent related to Debt included in the Parity Lien Obligations. “Parity Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Parity Lien Document whether or not the claim for such interest is allowed in such Insolvency or Liquidation Proceeding.

“Parity Lien Representative” means (1) the Trustee, in the case of the Notes, or (2) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who is appointed as a representative of such Series of Parity Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, in each case, together with any successor thereto and “Parity Lien Representatives” shall mean, collectively, each Parity Lien Representative. In the event that there is more than one Parity Lien Representative, such Parity Lien Representatives shall enter into a Parity Lien Intercreditor Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any of the businesses in which the Parent and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto or a reasonable extension thereof.

“Permitted Holders” means any or all of the following:

(1) Evraz plc;

(2) (A) Lanebrook Limited, (B) any direct or indirect Beneficial Owner of the Capital Stock of Lanebrook Limited as of the Issue Date; (C) the legal representatives of any of the foregoing and (D) the trustees of bona fide trusts of which the foregoing are the only beneficiaries;

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are at least majority owned by Persons specified in clauses (1) or (2) above.

“Permitted Investments” means:

(1) any Investment in the Parent or in a Restricted Subsidiary;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Parent or any Subsidiary of the Parent in a Person, if as a result of such Investment,

(A) such Person becomes a Restricted Subsidiary of the Parent, or

(B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with Section 4.10 hereof;

(5) Hedging Agreements otherwise permitted under this Indenture;

(6) (A) receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business, (B) Cash Equivalents, (C) endorsements for collection or deposit in the ordinary course of business, and (D) securities, instruments or other obligations received in compromise or settlement of Debts created in the ordinary course of business, or by reason of a composition or readjustment of Debts or reorganization of another Person, or in satisfaction of claims or judgments;

(7) Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (A) $100.0 million and (B) 4.0% of Consolidated Tangible Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);

(8) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers and employees (including officers and employees of the EVRAZ Group), in each case in the ordinary course of business, not in excess of $5.0 million outstanding at any time; and

(9) extensions of credit to (and Guarantees to the benefit of) customers and suppliers in the ordinary course of business including, advances to customers and suppliers that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Parent and its Restricted Subsidiaries in the ordinary course of business;

(10) Investments in a Securitization Subsidiary that are necessary or desirable in the good faith judgment of the Board of Directors or senior management of the Parent to effect any Permitted Receivables Financing;

(11) in addition to Investments listed above, Investments in Persons engaged in a Permitted Business in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (A) $100.0 million and (B) 4.0% of Consolidated Tangible Assets (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause);

(12) any Investment in any Person other than a Restricted Subsidiary existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part thereof; provided that such amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing does not increase the aggregate principal amount thereof (except to the extent otherwise permitted under another clause of this definition of “Permitted Investments” or under Section 4.07 hereof);

(13) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(14) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(15) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits;

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Guarantees of Debt otherwise permitted by this Indenture; and

(18) Investments not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $100.0 million and (B) 4.0% of Consolidated Tangible Assets,

provided that if an Investment is made pursuant to clauses (7), (11) or (18) above in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.17 hereof, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and not the clause pursuant to which such Investment was initially made.

“Permitted Liens” means

(1) Liens (other than Liens securing the ABL Credit Facility and the Notes) existing on the Issue Date;

(2) Liens securing the Notes (other than any Additional Notes) or any Note Guarantees;

(3) (a) ABL Liens securing ABL Debt Obligations under or with respect to ABL Debt Incurred pursuant to clause (1) of the definition of Permitted Debt and (b) Liens securing Debt Incurred by a Restricted Subsidiary (other than the Issuer) that is not a Guarantor pursuant to clause (1) of the definition of Permitted Debt;

(4) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties, trade contracts, performance and return of money bonds and the like, or for the payment of rent, in each case Incurred in the ordinary course of business and not securing Debt;

(5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s, landlord’s, repairmen’s and mechanics’ liens, in each case for sums not yet past due or being contested in good faith and by appropriate proceedings;

(6) Liens in respect of Taxes, fees and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(7) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(8) minor survey exceptions, minor encumbrances, minor defects or irregularities in title, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Parent and its Restricted Subsidiaries;

(9) (A) licenses or leases or sublicenses or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business and (B) with respect to any leasehold interest where the Parent or any Restricted Subsidiary is a lessee, tenant, subtenant or other occupant, obligations, Liens and other encumbrances Incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(10) customary Liens in favor of trustees (including the Trustee for the Notes) and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments;

(11) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(12) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(13) judgment or judicial attachment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists as a result thereof;

(14) Liens Incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Parent and its Restricted Subsidiaries;

(15) Liens (including the interest of a lessor under a Capital Lease) on property that secures Debt Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement;

(16) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Parent, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Parent or any Restricted Subsidiary;

(17) Liens on property at the time the Parent or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Parent or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Parent or any Restricted Subsidiary;

(18) Liens securing Debt or other obligations of the Parent or a Restricted Subsidiary to the Parent or a Guarantor (provided that any such Lien of a Guarantor shall be junior to the Liens securing the Notes);

(19) Liens securing Hedging Agreements permitted to be Incurred under this Indenture;

(20) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

(21) any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Debt of such Unrestricted Subsidiary;

(22) Liens Incurred or assumed in connection with the issuance of revenue bonds the interest on which is Tax-exempt under the Code;

(23) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (15), (16) or (17) above in connection with the refinancing of the obligations secured thereby, provided that (x) such Lien does not extend to any other property, (y) except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased and (z) the priority of the Lien Incurred pursuant to this clause (23) is of the same priority (or of lower priority) than the Lien being extended, renewed or replaced;

(24) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s Obligations in respect of banker’s acceptances, issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(25) Liens to secure Project Financing Debt (including Guarantees thereof) in an amount not to exceed $50.0 million; provided that such Liens extend only to the Permitted Project Assets financed with Project Financing Debt (and subsequent improvements thereon, intangible assets related thereto and proceeds thereof);

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(27) Liens made to secure obligations (other than Debt) arising from statutory, regulatory, contractual, or warranty requirements of the Parent or any Restricted Subsidiary in the ordinary course of business, including rights of offset and set-off;

(28) financing statements with respect to a lessor’s rights in and to personal property leased to the Parent or a Restricted Subsidiary in the ordinary course of such Person’s business other than through a Capital Lease or a Sale and Leaseback Transaction;

(29) local, county, state and federal laws, ordinances or governmental regulations now or hereafter in effect relating to the real property owned or leased by the Parent or a Restricted Subsidiary;

(30) Liens of a collection bank arising under, or described by, Section 4-210 of the UCC, or with respect to collecting banks located in the State of New York, under 4-208 of the UCC;

(31) the filing of UCC or PPSA financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases (other than Sale and Leaseback Transactions) or consignment of goods;

(32) Liens granted in the ordinary course of business to secure liability to insurance carriers and/or the financing of insurance premiums;

(33) Liens Incurred during any Suspension Period on any asset of the Parent or any Restricted Subsidiary other than property, plant and equipment or Equity Interests or Debt obligations of any Restricted Subsidiary;

(34) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customer duties in the ordinary course of business;

(35) Liens on Capital Stock or assets of a joint venture securing a Guarantee of Debt of such joint venture described under clause (16) of the definition of Permitted Debt;

(36) Parity Liens securing (a) Parity Lien Debt; provided that after giving effect to the Incurrence of such Parity Lien Debt (including the Incurrence of Parity Liens to secure Debt that was previously Incurred but not secured by Parity Liens), the Consolidated Senior Secured Leverage Ratio does not exceed 2.00 to 1.00 and (y) Debt Incurred pursuant to clause (3)(b) of the definition of “Permitted Debt” and (b) any Parity Lien Debt Obligations (other than Parity Lien Debt) relating to Parity Lien Debt secured by a Lien Incurred pursuant to clause (36)(a); and

(37) other Liens securing obligations in an aggregate amount not exceeding $25.0 million;

provided, however, that any Liens on Notes Priority Collateral or ABL Priority Collateral pursuant to clauses (10), (11), (12), (18), (19), (36) and (37) above shall not be senior in priority to the Liens securing the Notes, other than (i) in respect of clauses (10), (19) and (37) above, Liens on cash and Cash Equivalents, and (ii) in respect of clause (37) above, ABL Liens securing ABL Debt Obligations under or with respect to ABL Debt permitted to be Incurred under this Indenture; and provided, further, that notwithstanding anything to the contrary herein, involuntary Liens arising by operation of law may be senior to the Liens securing the Notes; and provided, further that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for an implied subordination of any rights of the Trustee or Holders in favor of such Lien.

“Permitted Payments” means (i) dividends and distributions by the Parent or any of its Subsidiaries which is a Material Subsidiary on any class of its Equity Interests (to a Person other than the Parent or its Subsidiaries) or any purchase, redemption or other acquisition or retirement for value of such Equity Interests (from a Person other than the Parent or its Subsidiaries); provided that a portion of such class of Equity Interests is held by any member of the EVRAZ Group, (ii) loans or advances made by the

Parent or any of its Subsidiaries which is a Material Subsidiary to any member of EVRAZ Group, (iii) any payment in respect of, or purchase, redemption or other acquisition or retirement for value of Subordinated Debt owed to any member of the EVRAZ Group except for a payment of principal or interest at Stated Maturity, or (iv) dispositions of assets to any member of the EVRAZ Group other than (a) a disposition that constitutes an Asset Sale made in compliance with Section 4.10 hereof or (b) a disposition that constitutes a sale of all or substantially all the assets of the Parent made in compliance with Section 5.01 hereof, without reliance on the proviso at the end thereof. Notwithstanding any of the foregoing, upon a Permitted Payments Fall-Away Event and at all times thereafter, no such dividend, distribution, loan, advance or disposition described in the foregoing clauses (i)-(iv), and no other transaction of any kind whatsoever, will constitute a Permitted Payment.

“Permitted Payments Fall-Away Event” means the occurrence of any event as a result of which all outstanding 8.25% Guaranteed Notes due 2015 of Evraz Group S.A. have been repaid, repurchased, redeemed, defeased, discharged or are otherwise no longer outstanding or have been amended so as to no longer restrict the creation of contractual limitations on the making of Permitted Payments.

“Permitted Project Assets” means any property, plant or equipment used in the business of the Parent or any of the Restricted Subsidiaries securing any Project Financing Debt and related intangible assets, and the proceeds thereof.

“Permitted Receivables Financing” means any factoring, securitization, receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Parent or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Parent and its Restricted Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, an unlimited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“PPSA” means the Personal Property Security Act (Ontario) as in effect from time to time; provided, that if the attachment, perfection or priority of any security interests in any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than Ontario, “PPSA” shall mean those personal property laws in such other jurisdiction in Canada for the purpose of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Project Financing Debt” means any Debt otherwise permitted by this Indenture to be Incurred for the purpose of financing all or any part of the purchase price, construction, installation or improvement of Permitted Project Assets used in a Permitted Business, in an aggregate principal amount at any one time outstanding not to exceed $50.0 million; provided that any Liens to secure such Debt will extend only to the assets originally acquired or constructed pursuant to any Project Financing Debt (and subsequent improvements thereon, intangible assets related thereto and proceeds thereof).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the Notes for reasons outside the control of the Issuer, the Issuer may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Receivables Financing Amount” means the aggregate amount of all loans and advances to, receivables due from, capital contributions to or Guarantees of the obligations of, a Securitization Subsidiary or other special purpose bankruptcy remote entity in connection with a Permitted Receivables Financing.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit B hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Subsidiary” means any Subsidiary of Parent (including the Issuer), other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Sale of a Guarantor” means (1) any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of a majority of the Capital Stock of a Guarantor or (2) the issuance of Equity Interests by a Guarantor, other than (a) an issuance of Equity Interests by a Guarantor to the Issuer or another Guarantor and (b) an issuance of directors’ qualifying shares. For purposes of this definition, all references to “Guarantor” shall not include the Parent.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended or the similar securities legislation and regulations of any Canadian province, if applicable.

“Secured Documents” means the Parity Lien Documents and the ABL Loan Documents.

“security documents” means the Intercreditor Agreement, the Parity Lien Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, mortgages, deeds to secure debt, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Trustee or a collateral agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions of Article 9 hereof.

“Series of ABL Debt” means, severally, the ABL Credit Facility and any Additional ABL Credit Facility and other Debt, Banking Product Obligations or Hedging Obligations that constitutes ABL Debt Obligations. All ABL Debt Obligations secured under the same Secured Documents shall constitute a single Series of ABL Debt.

“Series of Parity Lien Debt” means, severally, the Notes and any Additional Notes, any Credit Facility (other than the ABL Credit Facility) or other Debt or Hedging Obligations that constitutes Parity Lien Debt. All Parity Lien Obligations secured under the same Secured Document shall constitute a single Series of Parity Lien Debt.

“Securitization Subsidiary” means a Subsidiary of the Parent

(1) that is designated a “Securitization Subsidiary” by the Board of Directors,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Debt or any other obligation, contingent or otherwise, of which

(A) is guaranteed by the Parent or any Restricted Subsidiary,

(B) is recourse to or obligates the Parent or any Restricted Subsidiary in any way, or

(C) subjects any property or asset of the Parent or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(4) with respect to which neither the Parent nor any Restricted Subsidiary of the Parent has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Significant Restricted Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X promulgated under the Securities Act.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Issuer or any Guarantor which is subordinated in right of payment to the Notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect. For all purposes under this Indenture, Debt will be deemed to be “subordinated in right of payment” and “Subordinated Debt” if the lenders thereunder agree not to take enforcement action with respect to any such Debt except in certain insolvency or bankruptcy situations, and agree to turn over proceeds received from the borrower in such events (to relevant creditors, including the Holders), until the Notes (or the Guaranty thereof, as applicable) have been paid in full.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Parent by (or any other debt obligations of the Parent for borrowed money owed to) any holding company of the Parent, any Affiliate of such holding company, any Permitted Holder or any other holder of Capital Stock of any such holding company or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(1) does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes and any other Debt of the Parent and its Restricted Subsidiaries (other than through conversion or exchange of any such security or instrument for Capital Stock (other than Disqualified Stock) or for any other security or instrument meeting the requirements of the definition);

(2) does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the maturity of the Notes;

(3) does not (including upon the happening of any event) provide for the acceleration of its maturity or confer on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the maturity of the Notes;

(4) is not secured by a Lien on any assets of the Parent or any Subsidiary of the Parent and is not guaranteed by any Subsidiary of the Parent;

(5) is subordinated in right of payment to the prior payment in full of the Notes and all other liabilities of the Parent and its Restricted Subsidiaries (including trade liabilities) pursuant to a subordination or Intercreditor Agreement;

(6) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer and the Guarantors with their respective obligations under the Notes, the Note Guarantees and this Indenture;

(7) does not (including upon the happening of an event) constitute Voting Stock of the Parent;

(8) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder thereof; in whole or in part, prior to the date on which the Notes mature, other than into or for Capital Stock (other than Disqualified Stock) of the Parent;

(9) does not include any covenants (other than informational covenants where failure to comply has no consequences);

(10) is not transferable other than to any holding company of the Parent, any Affiliate of such holding company, any Permitted Holder or any other holder of Capital Stock of any such holding company or any Affiliate thereof; and

(11) cannot be amended in a manner that affects any of the requirements of the foregoing clauses (1)-(10) in any material respect without the consent of the senior creditors of the Issuer and the Guarantors.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified or the context otherwise requires, “Subsidiary” means a Subsidiary of the Parent. If a Person’s Voting Stock is owned by the Issuer or one or more Subsidiaries of the Issuer, such that it would be a Subsidiary of the Issuer if the Issuer was viewed as a single entity, it shall be treated as a Subsidiary of the Issuer for purposes of this Indenture.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Transactions” means the issuance of the Notes on the Issue Date, the use of the proceeds therefrom as described in the Offering Memorandum and other transactions in connection therewith or incidental thereto, including, without limitation, the repayment, amendment, modification and/or alteration of the Existing Shareholder Loans on or prior to the Issue Date as described in the Offering Memorandum.

“Treasury Rate” means , as of any redemption date of the Notes, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which the Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such earlier date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2017; provided, however, that if the period from the redemption date to May 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer.

“Trustee” means The Bank of New York Mellon until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. Collateral Agent” means The Bank of New York Mellon until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Person Guarantee Obligation” means any Guarantee given by any direct or indirect Subsidiary of the Parent that is a United States Person within the meaning of Section 957(c) of the Code.

“UCC” means the Uniform Commercial Code.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (1) any Securitization Subsidiary or (2) any Subsidiary of the Parent or the Issuer that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 4.17 hereof.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Parent or the Issuer and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

Section 1.02 Other Definitions.

Term	Defined in Section

“Additional Amounts”	3.10
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Canada collateral agent”	Preamble
“Change of Control Purchase Price”	4.15

Term	Defined in Section

“Change in Tax Law”	3.13
“Collateral Agent”	Preamble
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“expiration date”	4.15
“Issuer”	Preamble
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offering Memorandum”	4.03
“Offer Period”	3.09
“Offer to Purchase”	4.15
“Parent”	Preamble
“Paying Agent”	2.03
“Payor”	3.10
“Permitted Debt”	4.09
“Permitted Refinancing Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Related Party Transaction”	4.11
“Relevant Taxing Jurisdiction”	3.10
“Restricted Payments”	4.07
“Reversion Date”	4.20
“Second Change of Control Payment Date”	4.15
“Subject Lien”	4.12
“Successor Company”	5.01
“Suspended Covenants”	4.20
“Suspension Period”	4.20
“Tax Act”	3.10
“Tax Redemption Date”	3.11
“U.S. collateral agent”	Preamble

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” is not limiting;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions; and

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit B hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit B hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit B hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes up to the aggregate principal amount stated in such

Authentication Order for such Additional Notes issued hereunder. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.08 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;

(2) the Issuer in its sole discretion and subject to the procedures of the Depositary determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above or at the request of the Depositary in the case of an event referred to in (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this subparagraph (4) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this subparagraph (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTE EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). AND THE NOTE EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE NOTE EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE NOTE EVIDENCED HEREBY AGREES FOR THE BENEFIT OF EVRAZ INC. NA CANADA THAT (A) SUCH NOTE MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (1) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (3) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE (AND BASED UPON AN OPINION OF COUNSEL IF EVRAZ INC. NA CANADA SO REQUESTS), (4) TO EVRAZ INC. NA CANADA OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE NOTE EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF EVRAZ INC. NA CANADA.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY

THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer Tax or similar governmental charge payable in connection therewith (other than any such transfer Taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and any Opinion of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 General Provisions Relating to Global Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, any Participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant thereof, with respect to any ownership interest in Global Notes or with respect to the delivery to any Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount, under or with respect to such Global Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Global Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely conclusively and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants and any beneficial owners.

Section 2.08 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.10 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Parent or any Subsidiary of the Parent, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.11 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.12 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes (subject to the record retention requirements of the Exchange Act) in accordance with its customary procedures. Certification of the disposition of all canceled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, to the extent permitted by any applicable laws, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14 Interest Payments.

Anything herein to the contrary notwithstanding, the obligations of the Issuer hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Holders would be contrary to the provisions of any law applicable to such Holder limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Holder, and in such event the Issuer shall pay such Holder interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Issuer shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Holder, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the date hereof as otherwise provided in this Indenture. If any provision of this Indenture or of any of the other Note Documents would obligate the Issuer or any Guarantor to make any payment of interest or other amount payable to any Holder in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Holder of “interest” at a “criminal rate,” such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder under this subsection 2.14 thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this subsection 2.14 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Notes remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time.

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Indenture and the other Note Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 or 365 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or 365 or such other period of time, as the case may be.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days (or such shorter period as shall be satisfactory to the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price, or if not then ascertainable, the manner of calculation thereof.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption by such method as the Trustee in its sole discretion deems fair and appropriate (or, in the case of Notes issued in global form pursuant to Article 2 hereof, DTC shall select the beneficial interests in the Notes for redemption in accordance with its standard procedures therefor).

In the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be. Notes and portions of Notes selected for redemption will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 days but (except as set forth below) not more than 60 days before the redemption date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof, or if such redemption is subject to conditions, as described below.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price , or if not then ascertainable, the manner of calculation thereof;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) any conditions precedent to which the redemption or notice is subject.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days (or such shorter period as shall be satisfactory to the Trustee) prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the

Issuer’s obligations with respect to such redemption may be performed by another Person (it being understood that any such provision for payment by another Person will not relieve the Issuer and the Guarantors from their obligations with respect to such redemption).

The Issuer and its Affiliates may acquire the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered or mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to the fourth paragraph of Section 3.03.

Section 3.05 Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) Except as set forth in clauses (b), (c) and (d) below, and as set forth under Section 3.11 hereof, the Notes are not redeemable at the option of the Issuer.

(b) At any time and from time to time on or after May 15, 2017, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the applicable percentage of principal amount set forth below plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date).

Year	Percentage
May 15, 2017 (to November 14, 2017)	103.750%
November 15, 2017 (to November 14, 2018)	101.875%
November 15, 2018 and thereafter	100.000%

(c) At any time and from time to time prior to May 15, 2017, the Issuer may redeem some or all of the Notes at a price of 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date). Promptly after the Issuer’s calculation of the redemption price for any redemption pursuant to this clause (c), the Issuer shall give the Trustee notice of such redemption price and the Trustee shall not be responsible for such calculation.

(d) At any time and from time to time prior to May 15, 2017, the Issuer may redeem Notes with an amount equal to the net cash proceeds received by the Parent from any Equity Offering (or contributed to the Parent from any Equity Offering) at a redemption price equal to 107.50% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date), in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes, including any Additional Notes, provided that

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 65% of the original aggregate principal amount of the Notes, including any Additional Notes, remain outstanding immediately thereafter.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Debt that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Debt (on a pro rata basis based on the principal amount of Notes and such other pari passu Debt surrendered, if applicable) with adjustments so that only Notes in multiples of $1,000 principal amount will be purchased; provided, that the unpurchased portion of a Note must be in a minimum principal amount of $2,000 or, if less than the Offer Amount has been tendered, all Notes and other Debt tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $1,000, provided that the unpurchased portion of a Note must be in a minimum principal amount of $2,000;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer the Note by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Debt surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other pari passu Debt to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Debt surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10 Additional Amounts.

All payments made by the Issuer, a Successor Company or any Guarantor (a “Payor”) on the Notes or any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law.

If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) any jurisdiction in which the Payor is incorporated or organized, engaged in business for Tax purposes, resident for Tax purposes, or any political subdivision or Governmental Authority thereof or therein having the power to Tax; or

(2) any jurisdiction from or through which payment on any such Note or Note Guarantee is made by the Issuer, any Successor Company, Guarantor or their agents, or any political subdivision or Governmental Authority thereof or therein having the power to Tax (any jurisdiction described in the foregoing clauses (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to any Note or Note Guarantee, including payments of principal, redemption price, premium, if any, or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts that would have been received in respect of such payments on any such Note or Note Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1) any Taxes to the extent such Taxes would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or Note Guarantee, the enforcement of rights under such Note or Note Guarantee or the receipt of any payment in respect thereof;

(2) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure by the Holder or the Beneficial Owner of the Note, after reasonable notice, to comply with a written request of the Payor addressed to the Holder to provide certification, information, documents or other evidence concerning the nationality, residence, entitlement to treaty benefits, or identity of such Holder or Beneficial Owner, or to make any declaration or similar claim or satisfy any other similar certification, documentation, identification, information, or other reporting requirement (in each case, to the extent such Holder or Beneficial Owner is legally eligible to do so), which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(3) any Taxes that are payable otherwise than by deduction or withholding from a payment of the principal, premium, if any, or interest, if any, on the Notes (other than Taxes payable pursuant to Regulation 803 under the Income Tax Act (Canada) (the “Tax Act”)), or any similar or successor provision);

(4) any estate, inheritance, gift, sales, transfer, property or a similar Tax or assessment;

(5) any Taxes imposed on a payment because of the Holder or Beneficial Owner not dealing at arm’s length, within the meaning of the Tax Act with the Payor (except where such non-arm’s length relationship arises solely from the acquisition, ownership, or holding of such Note or Note Guarantee, the enforcement of rights under such Note or Note Guarantee or the receipt of payment in respect thereof);

(6) any Taxes imposed on a payment because of the Holder or Beneficial Owner being at any time a “specified shareholder” of the Issuer, within the meaning of subsection 18(5) of the Tax Act or because of such Holder or Beneficial Owner at any time not dealing at arm’s length with such a “specified shareholder”;

(7) any Taxes that are required to be deducted or withheld on a payment to an individual and that are required to be made pursuant to the European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to such directive;

(8) any Taxes imposed in connection with a Note presented for payment (where presentation is required for payment) by or on behalf of a Holder or Beneficial Owner who would have been able to avoid such Tax by presenting the relevant Note to, or otherwise accepting payment from, another reasonably available paying agent;

(9) any Taxes imposed under sections 1471-1474 of the Code, any current or future regulations thereunder or interpretations thereof, any agreements entered into pursuant to section 1471(b) of the Code, any intergovernmental agreement entered into (or treated as being in effect) in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to such intergovernmental agreement; or

(10) any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is required for payment) within 30 days after the relevant payment was first made available for payment to the Holder or (y) where, had the Beneficial Owner of the Note been the Holder, such Beneficial Owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (10) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. In the event that a Payor makes any required withholding or deduction for which a Holder is not eligible to receive Additional Amounts, the Payor shall provide to the Trustee evidence of payment of any Taxes so deducted or withheld in a form reasonably satisfactory to the Trustee.

The Issuer will indemnify and hold harmless the Holders and Beneficial Owners of the Notes for the amount of any Taxes under Regulation 803 of the Tax Act, or any similar or successor provisions, (other than Taxes described in clauses (1) through (10), above, or Taxes arising by reason of a transfer of the Note to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the Tax Act) levied or imposed on and paid by such a Holder or Beneficial Owner as a result of payments made under or with respect to the Notes or any Notes Guarantee.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Note Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date).

Wherever in this Indenture or the Notes there are mentioned, in any context:

(1) the payment of principal,

(2) purchase prices in connection with a purchase of Notes,

(3) interest, or

(4) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes, charges or levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, registration or in any jurisdiction from the enforcement (after the occurrence of an Event of Default) of any Notes, this Indenture governing the Notes or any other document or instrument in relation thereto (other than a transfer or exchange of the Notes other than an initial resale of the Notes), and the Payor agrees to indemnify the Holders for any such Taxes paid by such Holders. The foregoing obligations of this paragraph will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

Section 3.11 Redemption for Taxation Reasons.

The Issuer or any Successor Company, as defined below, may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer, any Successor Company or any Guarantor, as applicable, determine in good faith that, as a result of:

(a) any change in, or amendment to, the law (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation publicly announced after the date hereof; or

(b) any change in, or amendment to, an official written position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction that occurs after the date hereof (each of the foregoing in clauses (a) and (b), a “Change in Tax Law”), the Issuer, any Successor Company or any Guarantor, as applicable, is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Issuer, such Successor Company or such Guarantor. In the case of redemption as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must become effective on or after the date of the Offering Memorandum. In the case of redemption as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction, unless the Change in Tax Law would have applied to the predecessor of the Successor Company. Notice of redemption for taxation reasons will be mailed in accordance with the procedures described under Section 3.03 hereof.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor, as defined below, would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer, any Successor Company, or any Guarantor, as applicable, will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Issuer, Successor Company or Guarantor has or have been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes; provided, that notwithstanding the foregoing, all such payments shall be deposited with the Trustee or with the Paying Agent at least one Business Day prior to the due date thereof. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as any Notes are outstanding and whether or not the Parent is then subject to Section 13(a) or 15(d) of the Exchange Act, the Parent will furnish to the Trustee:

(1) within 60 days after the end of each of the first three fiscal quarters in each fiscal year, (a) unaudited financial statements (including a balance sheet and statement of income and cash flows) for and as of the end of such fiscal quarter and year to date period (with comparable financial statements for the corresponding fiscal quarter and year to date period of the immediately preceding fiscal year), (b) a “Management’s Discussion and Analysis of Results of Operations” and (c) a presentation of Adjusted EBITDA for such fiscal quarter and year to date period substantially consistent with the presentation in the offering memorandum dated October 31, 2014 with respect to the Initial Notes (the “Offering Memorandum”) (including a reconciliation to net income (loss));

(2) within 120 days after the end of each fiscal year, an annual report that includes (a) all information that would be required to be filed with the SEC on Form 20-F (or any successor form), to the extent consistent with the type and scope of the information presented in the Offering Memorandum, and (b) a presentation of Adjusted EBITDA for such fiscal year substantially consistent with the presentation in the Offering Memorandum (including a reconciliation to net income (loss)); and

(3) at or prior to such times as would be required to be filed or furnished to the SEC as a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act, all such other reports and information that the Parent would have been required to file or furnish pursuant thereto.

In addition, for so long as any Notes remain outstanding, the Parent will furnish to the Holders and prospective investors identified by a Holder, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) Notwithstanding the foregoing, solely to the extent otherwise required: (a) no certifications, reports or attestations concerning the financial statements, disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and SEC rules and regulations implementing that act, will be required; (b) no financial schedules specified in SEC Regulation S-X will be required; (c) the Parent may limit the information disclosed in such reports in respect of Item 402 of Regulation S-K to the information identified in Item 402 that is included in the Offering Memorandum (which disclosure regarding such types of information shall be presented in a manner consistent in all material respects with the disclosure so contained in the Offering Memorandum); (d) compliance with the requirements of Item 10(e) of SEC Regulation S-K will not be required (but a reconciliation pursuant to Regulation G will be provided); (e) information specified in Rules 3-09, 3-10 and 3-16 of SEC Regulation S-X with respect to Subsidiaries and Affiliates will not be required; and (f) no exhibits pursuant to Item 601 of SEC Regulation S-K will be required.

(c) The Parent will be deemed to have furnished such information referred to in subsection (a) above to the Trustee and the Holders if the Parent has filed or furnished such information in reports filed with the SEC and such reports are publicly available on the SEC’s website; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been so filed or furnished. Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.03 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Parent’s or the Issuer’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

(d) So long as any Notes are outstanding, commencing January 1, 2015, the Parent or the Issuer will also: (1) not later than 10 Business Days after furnishing to the Trustee the information required by clause (1) and (2) of the first paragraph of this Section 4.03, hold a publicly accessible conference call to discuss such information for the relevant fiscal period (including a question and answer portion of the call); and (2) issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the date of the conference call required by the foregoing clause (1) of this paragraph (d), announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Issuer to obtain such information.

(e) At any time that any of the Parent’s Unrestricted Subsidiaries would be a Significant Restricted Subsidiary if not designated as an Unrestricted Subsidiary, then the quarterly and annual financial information required by paragraph (a) above will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto or in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent; provided that the Parent will not be required to provide such separate information to the extent such Unrestricted Subsidiaries are the subject of a confidential filing of a registration statement with the SEC.

(f) Notwithstanding anything herein to the contrary, the Parent will not be deemed to have failed to comply with any of its agreements in subsection (a) above for purposes of clause (4) under Section 6.01 hereof until 60 days after the date any report hereunder is required to be filed with the SEC (or otherwise made available to Holders or the Trustee) pursuant to this Section 4.03.

(g) Notwithstanding anything to the contrary contained herein, any financial statements of the Parent required to be included herein may be the financial statements of any direct or indirect parent of the Parent; provided that the same is accompanied by information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Parent and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors and the other Subsidiaries of the Parent on a stand-alone basis, on the other hand.

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Parent and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Parent and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture and the security documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Parent and the Restricted Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the security documents and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the security documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Parent and the Restricted Subsidiaries are taking or propose to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Issuer and the Parent will deliver to the Trustee, within 30 days of any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer and the Parent are taking or propose to take with respect thereto, but only to the extent such Default or Event of Default has not been cured by the end of such 30 day period.

Section 4.05 Taxes.

The Parent will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

(i) declare or pay any dividend or make any distribution on its Equity Interests (other than (a) dividends or distributions paid in the Parent’s Qualified Equity Interests, and (b) Permitted Payments) held by Persons other than the Parent or any of the Restricted Subsidiaries;

(ii) purchase, redeem or otherwise acquire or retire for value (a) any Equity Interests of the Parent or any direct or indirect parent of the Parent held by Persons other than the Parent or any of the Restricted Subsidiaries or (b) the Existing Minority Interest, unless in each case such purchase, redemption or other acquisition or retirement for value constitutes a Permitted Payment;

(iii) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt, except (a) a payment of interest or principal, in each case at the Stated Maturity thereof, or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, (b) Debt permitted under Section 4.09(b)(2) hereof or (c) a Permitted Payment; or

(iv) make any Investment other than (a) a Permitted Investment or (b) a Permitted Payment;

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Parent could Incur at least $1.00 of Debt under Section 4.09(a) hereof, and

(3) the aggregate amount expended for all Restricted Payments and Permitted Payments made on or after the Issue Date would not, subject to Section 4.09(c) hereof, exceed the sum of (without duplication):

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on October 1, 2014 and ending on the last day of the Parent’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B) subject to paragraph (c), 100% of the aggregate net cash proceeds and the fair market value of assets other than cash (including Debt of the Parent or a Restricted Subsidiary contributed to the Parent in exchange for Qualified Equity Interests), received by the Parent (other than from a Subsidiary of the Parent) after the Issue Date

(i) from the issuance and sale of its Qualified Equity Interests (other than Designated Preferred Stock and Excluded Contributions), including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Parent, or

(ii) as a contribution to its common equity (other than Excluded Contributions and Subordinated Shareholder Funding), plus

(C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(i) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution, dividend or other cash realization (to the extent not included in Consolidated Net Income), plus

(ii) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Parent and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a) (whether or not subsequently reclassified as made pursuant to another provision of this Section 4.07 or as a Permitted Investment), plus

(iii) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution, dividend or other cash realization (to the extent not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a board resolution.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment could be made in compliance with Section 4.07(a) hereof;

(2) dividends or distributions by a Restricted Subsidiary (other than dividends or distributions by the Issuer to holders of the Existing Minority Interest) payable, on a pro rata basis or on a basis more favorable to the Parent or the Restricted Subsidiary that is the parent of the relevant Restricted Subsidiary, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Parent;

(3) the repayment, redemption, repurchase, defeasance, discharge or other acquisition or retirement for value of Subordinated Debt (including the Existing Shareholder Loans) with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) dividends or distributions on, or the purchase, redemption or other acquisition or retirement for value of, Equity Interests of the Parent or any direct or indirect parent in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Parent or of a contribution to the common equity of the Parent (other than from a Subsidiary of the Parent and other than Excluded Contributions);

(5) the repayment, redemption, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Debt in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Parent or of a contribution to the common equity of the Parent (other than from a Subsidiary of the Parent and other than Excluded Contributions), including through an equitization of Debt;

(6) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Parent or of a contribution to the common equity of the Parent (other than from a Subsidiary of the Parent and other than Excluded Contributions);

(7) amounts paid for (a) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Parent held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates) of the Parent or any of its Restricted Subsidiaries pursuant to any agreement under which such Equity Interests were issued and (b) the reimbursement to any direct or indirect parent of the Parent equal to the value of Equity Interests of such direct or indirect parent granted to Officers, directors or employees or former Officers, directors or employees of the Parent or its Restricted Subsidiaries pursuant to any benefit plan or similar agreement in existence prior to the Issue Date; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount pursuant to the foregoing clauses (a) and (b) of $5.0 million (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year up to an aggregate amount of $10.0 million within any twelve-month period); provided further, that the aggregate amount in any twelve-month period shall be increased by the cash proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries after the Issue Date;

(8) (a) the repurchase of any Subordinated Debt at a purchase price not greater than (x) 101% of the principal amount thereof (plus accrued and unpaid interest to the date of repurchase) in the event of a Change of Control pursuant to a provision no more favorable to the holders thereof than Section 4.15 hereof or (y) 100% of the principal amount thereof (plus accrued and unpaid interest to the date of repurchase) in the event of an Asset Sale pursuant to a provision no more favorable to the holders thereof than Section 4.10 hereof; provided that, in each case, prior to the repurchase the Issuer has made an Offer to Purchase, as defined below, and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the Offer to Purchase and (b) the repayment or repurchase of up to $150.0 million in aggregate principal amount of the Existing Shareholder Loans with the net proceeds from any Debt incurred pursuant to clause (3)(b) of the definition of Permitted Debt;

(9) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding Taxes in connection with any exercise or exchange of stock options, warrants or other convertible securities;

(10) the repurchase of Equity Interests upon vesting of restricted stock, restricted stock units, performance shares units or similar equity incentives to satisfy Tax withholding or similar Tax obligations with respect thereto;

(11) payments of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or similar securities or upon the conversion or exchange of Capital Stock of the Parent or Debt of the Parent or a Restricted Subsidiary that is convertible or exchangeable into Capital Stock of the Parent;

(12) payment of dividends to the holders of any class or series of (a) Disqualified Stock of the Parent or any of its Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with Section 4.09, to the extent such dividends are included in the definition of “Fixed Charges” and (b) Designated Preferred Stock;

(13) distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Permitted Receivables Financing;

(14) payments (x) to any direct or indirect parent of the Parent of amounts necessary to pay Taxes imposed directly on such parent to the extent such income Taxes are attributable to the income of the Parent and its Subsidiaries by virtue of such parent being the common parent of a consolidated, combined or other Tax group of which the Parent and/or its Subsidiaries are members, in an amount not to exceed the amount of Taxes the Parent and its Restricted Subsidiaries would pay on a standalone combined basis, and (y) to any direct or indirect parent of the Parent of amounts sufficient to fund such direct or indirect parent’s administrative and operating expenses for management or advisory services or shared overhead expenses, including legal, accounting or Tax payments; provided that the aggregate amount paid pursuant to this clause (y) in any twelve-month period after the Issue Date does not exceed $5.0 million;

(15) following the first public offering of the Parent’s ordinary shares, the payment of dividends on the Parent’s ordinary shares in an amount up to 6.0% per calendar year of the net proceeds received by the Parent from such public offering and any subsequent public offering (other than public offerings with respect to the Parent’s ordinary shares registered on Form F-4 or Form S-8);

(16) the purchase, redemption or other acquisition or retirement for value of all or any portion of the Existing Minority Interest from the net cash proceeds from a substantially concurrent issuance of the Parent’s Qualified Equity Interests;

(17) Restricted Payments made in connection with the consummation of the Transactions as described under the heading “Use of Proceeds” in the Offering Memorandum (including the repayment or refinancing of the Existing Shareholder Loans with the net cash proceeds of the Notes (excluding any Additional Notes));

(18) Restricted Payments made with Excluded Contributions; and

(19) Restricted Payments (a) made after the Issue Date that do not constitute an Investment and (b) at any time outstanding that constitute an Investment, in an aggregate amount pursuant to this clause (19) not to exceed the greater of (i) $50.0 million and (ii) 2.5% of Consolidated Total Assets as of the date of the applicable Restricted Payment (and without giving effect to subsequent changes in value).

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of Section 4.07(a) only to the extent they are not applied as described in clause (4), (5) or (6) of Section 4.07(b). Restricted Payments permitted pursuant to clauses (2) through (14), (18) and (19) of Section 4.07(b) will not be included in making the calculations under clause (3) of Section 4.07(a).

For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (19) of Section 4.07(b) above or is entitled to be made pursuant to Section 4.07(a) or as a Permitted Investment, the Issuer will be able to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (1) through (19) of Section 4.07(b) and Section 4.07(a) or as a Permitted Investment in any manner that otherwise complies with this Section 4.07.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as provided in Section 4.08(b), the Parent will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Parent or any other Restricted Subsidiary,

(2) pay any Debt or other obligation owed to the Parent or any other Restricted Subsidiary,

(3) make loans or advances to the Parent or any other Restricted Subsidiary, or

(4) transfer any of its property or assets to the Parent or any other Restricted Subsidiary.

(b) The provisions of Section 4.08(a) do not apply to any encumbrances, restrictions or conditions:

(1) existing on the Issue Date under or by reason of the Initial ABL Credit Facility, this Indenture, the Notes, the Note Guarantees, the security documents or any other agreements in effect on the Issue Date;

(2) existing under or by reason of applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(3) existing

(A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Parent or any Restricted Subsidiary, or

(B) with respect to any Unrestricted Subsidiary, or to the property or assets of such Unrestricted Subsidiary, at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders than the encumbrances or restrictions being extended, renewed, replaced or refinanced as determined by the Board of Directors or senior management of the Parent;

(4) of the type described in clause (a)(4) of this Section 4.08 (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (ii) that exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Parent or any Restricted Subsidiary, or (iii) not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary thereof in any manner material to the Parent or any Restricted Subsidiary thereof as determined by the Board of Directors or senior management of the Parent;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by Section 4.10;

(6) that are customary restrictions with respect to a Securitization Subsidiary, pursuant to the terms of a Permitted Receivables Financing;

(7) that are customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(8) on cash or other deposits or net worth imposed by customers;

(9) existing under or by reason of (a) purchase money obligations for property acquired and (b) Capital Leases permitted under this Indenture, in each case, that impose restrictions of the nature discussed in clause (a)(4) of this Section 4.08 on the property so acquired;

(10) existing under or by reason of customary provisions in Hedging Agreements;

(11) existing under or by reason of customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements;

(12) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Parent or any of its Restricted Subsidiaries is a party; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Parent or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Parent or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13) existing under or by reason of customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(14) existing under or by reason of customary provisions restricting assignment of any agreement;

(15) arising in connection with cash or other deposits permitted under Section 4.12 hereof created in connection with any Permitted Receivables Financing that in the good faith determination of the Board of Directors or senior management of the Parent are necessary or advisable to effect such Permitted Receivables Financing;

(16) existing under, by reason of or with respect to any Credit Facility permitted under this Indenture; provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing the Credit Facility (i) are not materially more restrictive, taken as a whole, than those that would customarily be contained in a type of Credit Facility similar to the ABL Credit Facility, as in effect on the date of this Indenture, as determined in good faith by the Board of Directors or senior management of the Parent, (ii) are not materially more restrictive, taken as a whole, than those contained in this Indenture or (iii) would be permitted pursuant to Section 4.08(b)(18) with respect to Debt under such Credit Facility;

(17) existing under or by reason of Liens permitted to be Incurred under the provisions of the covenant described above under Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(18) existing under, by reason of or with respect to, Debt or Preferred Stock of a Restricted Subsidiary not prohibited to be Incurred under this Indenture; provided that such encumbrances or restrictions will not materially affect the Issuer’s or any Guarantor’s ability to make principal and interest payments on the Notes, as determined in good faith by the Board of Directors or senior management of the Parent; and

(19) imposed by any extensions, renewals, replacements, amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (18) of this Section 4.08(b); provided that such extensions, renewals, replacements, amendments or refinancings are not materially more restrictive, with respect to encumbrances or restrictions set forth in clause (a) above, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing (as determined by the Board of Directors or senior management of the Parent in good faith).

For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Debt Incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09 Incurrence of Debt and Issuance of Preferred Stock.

(a) The Parent

(1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

(2) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Disqualified Stock, and will not permit the Issuer or any of its other Restricted Subsidiaries that is not a Guarantor to Incur any Preferred Stock (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries held by the Parent or a Restricted Subsidiary, so long as it is so held);

provided that the Parent or any Restricted Subsidiary may Incur Debt or Disqualified Stock and any Restricted Subsidiary may issue Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.00 to 1.00; provided that the maximum principal amount (or, in the case of Preferred Stock, liquidation preference or face amount) of Debt, Preferred Stock or Disqualified Stock outstanding at any time that may be Incurred pursuant to this paragraph by Restricted Subsidiaries that are not Guarantors (other than the Issuer) shall not exceed $25.0 million.

(b) Notwithstanding the foregoing, the Parent and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1) Debt of the Parent or any of its Restricted Subsidiaries pursuant to Credit Facilities (including the Initial ABL Credit Facility) (a) in an aggregate principal amount, as of the date of any Incurrence pursuant to this clause (1), not to exceed the greater of (i) $610.0 million, less the Receivables Financing Amount, and (ii) the Borrowing Base or (b) Incurred to redeem, repurchase, refinance or refund, including by way of defeasance or satisfaction and discharge, any Debt Incurred and outstanding pursuant to this clause (1); provided that any Debt Incurred and outstanding pursuant to the foregoing sub-clause (b) shall be deemed to have been Incurred under sub-clause (a) for purposes of determining the amount outstanding under such sub-clause; provided, further that the maximum principal amount of Debt outstanding at any time that may be Incurred pursuant to this clause (1) by Restricted Subsidiaries (other than the Issuer) that are not Guarantors shall not exceed $50.0 million;

(2) Debt of the Parent or any Restricted Subsidiary owed to the Parent or any Restricted Subsidiary so long as such Debt continues to be owed to the Parent or a Restricted Subsidiary and which, if the obligor is the Issuer or a Guarantor and the Debt is owed to a Restricted Subsidiary that is not a Guarantor or the Issuer, is subordinated in right of payment to the Notes or Notes Guaranty, as the case may be;

(3) (a) Debt of the Issuer pursuant to the Notes (excluding any Additional Notes) and Debt of any Guarantor pursuant to a Note Guarantee of the Notes (including any Additional Notes) and (b) Additional Notes, other Parity Lien Debt or unsecured Debt, in an aggregate principal amount not to exceed $150.0 million, the net proceeds of which are used to repay or repurchase up to $150.0 million in aggregate principal amount of the Existing Shareholder Loans;

(4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance or satisfaction and discharge (all of the above, for purposes of this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A) if the Debt to be refinanced is Subordinated Debt, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated in right of payment to the Notes; provided that any Guarantee of such new Debt by the Parent or any Restricted Subsidiary is expressly made subordinate in right of payment to the Notes and the Note Guarantees at least to the extent that the Debt to be refinanced is subordinated in right of payment to the notes;

(B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced;

(C) in no event may Debt of the Issuer or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary of the Parent that is not the Issuer or a Guarantor (except to the extent such non-Guarantor Restricted Subsidiary was a guarantor of such Debt being refinanced); and

(D) Debt Incurred pursuant to clauses (1), (2), (5), (6) and (9) through (17) of this Section 4.09(b) may not be refinanced pursuant to this clause (4);

(5) Debt in respect of (A) Hedging Agreements of the Parent or any Restricted Subsidiary entered into for the purpose of limiting risks associated with the business of the Parent and its Restricted Subsidiaries and not for speculation and (B) Banking Product Obligations;

(6) Debt of the Parent or any Restricted Subsidiary with respect to letters of credit, bankers’ acceptances and similar instruments and agreements issued in the ordinary course of business and not otherwise supporting Debt, including obligations in respect of performance, bid, surety or appeal bonds, regulatory authorizations and licenses, completion guarantees or indemnification, adjustment of purchase price or similar obligations (including letters of credit with respect to the foregoing) Incurred in connection with the acquisition or disposition of any business or assets;

(7) (A) Debt or Disqualified Stock of the Issuer or any Guarantor Incurred in connection with or to finance an acquisition of a Permitted Business or assets used or useful in a Permitted Business, including Acquired Debt, and (B) Acquired Debt Incurred by the Parent or any Restricted Subsidiary; provided that in the case of each of clauses (A) and (B), after giving effect to the Incurrence thereof, (i) the Parent could Incur at least $1.00 of Debt under Section 4.09(a), or (ii) after giving effect to the Incurrence thereof, the Fixed Charge Coverage Ratio of the Parent would not be less than immediately prior to such Incurrence;

(8) Debt of the Parent or any Restricted Subsidiary outstanding on the Issue Date;

(9) Debt, Disqualified Stock or Preferred Stock of the Parent or any Restricted Subsidiary, which may include Capital Leases, Attributable Debt, mortgage financings or purchase money obligations, Incurred on or after the Issue Date no later than 180 days after the date of purchase or completion of construction or improvement of property for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including fees and expenses), provided that the principal amount of any Debt, Disqualified Stock or Preferred Stock outstanding as of the date of any Incurrence pursuant to this clause may not exceed the greater of (i) $75.0 million and (ii) 3.5% of Consolidated Tangible Assets;

(10) (a) Debt of the Issuer or any Guarantor consisting of Guarantees of Debt of the Issuer or any Guarantor Incurred under any other clause of this Section 4.09 (provided, that if the Debt being guaranteed is subordinated in right of payment to or pari passu with the Notes, then the Guarantee must be subordinated in right of payment or pari passu, as applicable, to the same extent as the Debt being guaranteed) and (b) Debt of any Restricted Subsidiary that is not a Guarantor consisting of Guarantees of Debt of any other Restricted Subsidiary that is not a Guarantor Incurred under any other clause of Section 4.09;

(11) Debt under any Permitted Receivables Financing Incurred on or after the Issue Date not otherwise permitted under this Section 4.09;

(12) Debt (not for borrowed money) in respect of workers’ compensation claims or claims arising under similar legislation, or pursuant to health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Debt not for borrowed money with respect to reimbursement type obligations regarding workers’ compensation claims;

(13) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, overdrafts or cash pooling arrangements in the ordinary course of business; provided, however, that any such Debt that arises is extinguished within six business days of Incurrence;

(14) Debt representing deferred compensation to employees of the Parent and its Restricted Subsidiaries;

(15) Debt consisting of the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(16) Guarantees by the Parent or any Restricted Subsidiary of Debt Incurred by joint ventures, which may not exceed the greater of (a) $25.0 million and (b) 1.25% of Consolidated Tangible Assets in the aggregate as of the date of any Incurrence pursuant to this clause (16); and

(17) Debt of the Parent or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount outstanding as of the date of any Incurrence pursuant to this clause (17) not to exceed the greater of (a) $75.0 million and (b) 3.5% of Consolidated Tangible Assets.

(c) Notwithstanding any other provision of this Section 4.09, for purposes of determining compliance with this Section 4.09, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Parent or a Restricted Subsidiary may Incur under this Section 4.09. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

(d) In the event that an item of Debt (or any portion thereof) meets the criteria of more than one of the types of Debt described in clauses (1) – (17) of Section 4.09(b) or described in Section 4.09(a), the Parent, in its sole discretion, will be permitted to classify items of Debt (or any portion thereof) as Incurred pursuant to one or more of clauses (1) – (17) of Section 4.09(b) or Section 4.09(a), and will only be required to include the amount and type of such Debt in one of such clauses and the Parent will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in clauses (1) – (17) of Section 4.09(b) or described in Section 4.09(a), and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in clauses (1) – (17) of Section 4.09(b) or described in Section 4.09(a) at any time; provided that Debt under the Initial ABL Credit Facility outstanding on the Issue Date shall be deemed at all times to be Incurred under clause (1) of the definition of Permitted Debt.

Neither the Issuer nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of the Parent, the Issuer or such Guarantor unless such Debt is also subordinated in right of payment to the Notes or the relevant Note Guarantee on substantially identical terms. This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.

Section 4.10 Asset Sales.

(a) The Parent will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(1) the Asset Sale is for fair market value, as determined in good faith by the Board of Directors or senior management of the Parent;

(2) at least 75% of the consideration consists of cash or Cash Equivalents or assets described in clauses (4) or (5) of Section 4.10(b) or clauses (1) or (2) of Section 4.10(c) (or any combination of the foregoing), with each of the following considered to be cash for purposes of this clause (2) and for no other purpose:

(A) the assumption or discharge by the purchaser of any liabilities shown on the most recent available balance sheet of the Parent or Restricted Subsidiary (other than Subordinated Debt),

(B) instruments or securities received from the purchaser that are promptly, but in any event within 180 days of the closing, converted by the Parent or Restricted Subsidiary to cash, to the extent of the cash actually so received, and

(C) any Designated Non-cash Consideration received by the Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (A) $25.0 million and (B) 2.0% of Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration (and without giving effect to subsequent changes in value); and

(3) in the case of an Asset Sale that constitutes a sale of Notes Priority Collateral, the Issuer or the Guarantor, as the case may be, deposits the Net Cash Proceeds therefrom immediately upon receipt thereof as Notes Priority Collateral in the Notes Priority Collateral Proceeds Account; provided that no Net Cash Proceeds from any such Asset Sale shall be required to be deposited in the Notes Priority Collateral Proceeds Account until the aggregate Net Cash Proceeds from all such Asset Sales that have not been so deposited or applied in accordance with this Section 4.10 as provided below exceeds $10.0 million.

(b) Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale other than (1) a sale of Notes Priority Collateral or (2) a Sale of a Guarantor, the Parent or any of its Restricted Subsidiaries may apply an amount equal to such Net Cash Proceeds at its option and to the extent it so elects:

(1) to repay, repurchase or redeem (i) ABL Debt Obligations or (ii) except with respect to Net Cash Proceeds of an Asset Sale of ABL Priority Collateral, other Parity Lien Obligations (including Parity Lien Obligations under the Notes) or;

(2) to repay Debt and other obligations of a Restricted Subsidiary that is not a Guarantor (other than the Issuer), other than Debt owed to the Parent or its Restricted Subsidiaries; or

(3) with respect to Net Cash Proceeds of an Asset Sale of ABL Priority Collateral, to repay any Parity Lien Debt of the Issuer or any Guarantor; provided that the Parent shall equally and ratably redeem or repurchase the Notes as described under Section 3.03 hereof, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to apply a pro rata portion of such Net Cash Proceeds to purchase the Notes at 100% (or more, at the Issuer’s option) of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, to the date of repurchase (which offer shall satisfy in full the requirement to redeem or repurchase the Notes on a pro rata basis pursuant to this clause, whether or not any Notes are tendered in such offer);

(4) to acquire (i) any assets used or useful in a Permitted Business or (ii) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Parent;

(5) to make an Investment in replacement assets or make a capital expenditure; or

(6) any combination of the foregoing;

provided that the Parent and its Restricted Subsidiaries will be deemed to have complied with the provision described in clauses (4) and (5) of this Section 4.10(b) if, and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Parent or a Restricted Subsidiary has entered into (and not abandoned or rejected) a binding agreement to acquire the assets or Capital Stock of a Permitted Business, purchase replacement assets or make a capital expenditure in compliance with the provision described in clauses (4) and (5) of this Section 4.10(b), and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, Parent and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture.

(c) Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale that constitutes (1) a sale of Notes Priority Collateral or (2) a Sale of a Guarantor, the Parent (or one or more Restricted Subsidiaries of the Parent, as the case may be) may apply an amount equal to such Net Cash Proceeds:

(1) to make an Investment in other assets or property that would constitute Notes Priority Collateral;

(2) to make an Investment in Capital Stock of another Permitted Business if, after giving effect to such Investment, the Permitted Business becomes a Guarantor or is merged into or consolidated with the Issuer or any Guarantor;

(3) to make a capital expenditure with respect to assets that constitute Notes Priority Collateral;

(4) to repay Debt secured by a Permitted Lien on any Notes Priority Collateral that was sold in such Asset Sale, if such Permitted Lien ranks prior to the Liens securing the Notes;

(5) to repay, repurchase or redeem Parity Lien Obligations (including Parity Lien Obligations under the Notes); provided that the Parent shall equally and ratably redeem or repurchase the Notes as described under the Section 3.03 hereof through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to apply a pro rata portion of such Net Cash Proceeds to purchase the Notes at 100% (or more, at the Issuer’s option) of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, to the date of repurchase (which offer shall satisfy in full the requirement to redeem or repurchase the Notes on a pro rata basis pursuant to this clause, whether or not any Notes are tendered in such offer); or

(6) any combination of the foregoing;

provided that the Parent and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (1), (2) and (3) of this Section 4.10(c) if, and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Parent or a Restricted Subsidiary has entered into (and not abandoned or rejected) a binding agreement to make an Investment in assets or property that would constitute Notes Priority Collateral or make an Investment in Capital Stock of another Permitted Business or to make a capital expenditure with respect to assets that constitute Notes Priority Collateral in compliance with the provisions described in clauses (1), (2) and (3) of this Section 4.10(c), and that purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

(d) The Net Cash Proceeds of an Asset Sale not applied pursuant to Sections 4.10(b) and (c) above, within the time period provided therein will constitute “Excess Proceeds.” Excess Proceeds of less than $25.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds such amount, the Parent must, within 30 days, make an Offer to Purchase Notes having a principal amount equal to

(1) accumulated Excess Proceeds, multiplied by

(2) a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes (including any Additional Notes) and (y) the denominator of which is equal to the outstanding principal amount of the Notes (including any Additional Notes) and all other Parity Lien Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the Notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuer will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 principal amount will be purchased; provided, that the unpurchased portion of a Note must be in a minimum principal amount of $2,000. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by this Indenture.

Section 4.11 Transactions with Affiliates.

(a) The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Parent or any Restricted Subsidiary (a “Related Party Transaction”), except (i) for any Related Party Transaction or series of Related Party Transactions with an aggregate value less than or equal to $5.0 million or (ii) upon terms no less favorable to the Parent or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Parent.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million must first be approved by a majority of the Board of Directors, including a majority of the directors having no personal stake in such transaction (if any), pursuant to a board resolution. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $40.0 million, the Parent must in addition obtain a favorable written opinion from a nationally recognized investment, accounting or appraisal banking firm as to the fairness of the financial terms of the transaction to the Parent and its Restricted Subsidiaries taken as a whole from a financial point of view; provided that no such opinion will be required at any time that the Parent’s equity securities are publicly traded on the New York Stock Exchange or the Nasdaq Stock Market or any successor thereto.

(c) The foregoing paragraphs do not apply to

(A) any transaction among the Parent and any of the Restricted Subsidiaries or among Restricted Subsidiaries;

(B) the payment of reasonable and customary fees, compensation (including bonuses) and benefits (including, without limitation, retirement, health, stock option, severance and other benefit plans), customary insurance and indemnities to directors, Officers, managers, employees or consultants of the Parent and the payment of reasonable and customary directors’ fees and expenses and reimbursement of out-of-pocket expenses accrued in connection with attending board meetings;

(C) any Restricted Payments permitted under Section 4.07 hereof, any Permitted Investments or any Permitted Payments;

(D) transactions entered into as part of a Permitted Receivables Financing;

(E) transactions pursuant to any contract, agreement or arrangement in effect on the date of this Indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements or arrangements, taken as a whole, are no less favorable in any material respect in the good faith judgment of the Board of Directors or senior management of the Parent than those in effect on the date of this Indenture;

(F) the issuance of Capital Stock (other than Disqualified Stock) of the Parent and the granting and performance of registration rights;

(G) employment agreements, employee benefit and incentive compensation plans and arrangements and the payment of reasonable and customary fees and compensation to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, Officers, managers or consultants of the Parent or any of its Restricted Subsidiaries;

(H) transactions with customers, clients, suppliers, or purchasers or sellers of goods and services (including any member of the EVRAZ Group) not otherwise prohibited by this Indenture that are fair to the Parent and its Restricted Subsidiaries or are on terms, taken as a whole, at least as favorable as might reasonably have been obtained at such time from an unaffiliated party as determined by the Board of Directors or senior management of the Parent;

(I) transactions with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Parent or a Subsidiary of the Parent holds or acquires an ownership interest (whether by way of Capital Stock or otherwise), in each case so long as the terms of any such transactions are, taken as a whole, at least as favorable as might reasonably have been obtained at such time from an unaffiliated party as determined by senior management of the Parent;

(J) advances to employees in the ordinary course of business or approved by the Board of Directors, but in any event not to exceed $5.0 million in the aggregate outstanding at any time;

(K) transactions between the Parent or any of the Restricted Subsidiaries and any Person that is an Affiliate solely as a result of the ownership by the Parent or any of the Restricted Subsidiaries of Capital Stock of such Person;

(L) transactions with Persons solely in their capacity as holders of Debt of the Parent or any of its Restricted Subsidiaries where such Persons are treated no more favorably than holders of Debt of the Parent or such Restricted Subsidiaries generally;

(M) customary agreements and other arrangements among the Parent or any of the Restricted Subsidiaries and any Affiliate thereof in connection with an initial public offering of the common stock of the Parent;

(N) transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that the transaction is fair to the Parent or the relevant Restricted Subsidiary from a financial point of view or stating that the terms of such transaction are not materially less favorable to the Parent or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction with an unrelated Person;

(O) the Incurrence of Subordinated Shareholder Funding;

(P) the consummation of the Transactions; and

(Q) the purchase of all or a portion of the Existing Minority Interest or the repayment or refinancing (including any amendment relating thereto) of the Existing Shareholder Loans with the net cash proceeds from the offering of the Notes (other than any Additional Notes) or any Equity Offering.

Section 4.12 Liens.

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or assume any Lien (other than Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Debt on any asset or property of the Parent or any Restricted Subsidiary, except for:

(a) in the case of Subject Liens on any Collateral, any Subject Lien, if such Subject Lien expressly has junior lien priority on the Collateral relative to the Notes and the Note Guarantees; or

(b) in the case of Subject Liens on any other asset or property, any Subject Lien, if the Notes and the Note Guarantees are secured equally and ratably with (or are secured on a senior basis to, in the case such Subject Lien secures any Subordinated Debt) the Obligations secured by such Subject Lien.

Any Lien created for the benefit of the Holders pursuant to clause (b) of the preceding paragraph may provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any action on behalf of the Holders, upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Notes and the Note Guarantees (which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Trustee or the Holders may otherwise have on the proceeds from such sale).

Section 4.13 Business Activities.

The Parent will not, and neither will permit any of the Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to the Parent and its Restricted Subsidiaries, taken as a whole, as determined by the Board of Directors or senior management of the Parent.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, the Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Parent and its Subsidiaries; provided, however, that the Parent shall not be required to preserve any such right,

license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries (other than the Issuer), if the Board of Directors of shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Subsidiaries, taken as a whole.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon a Change of Control, the Issuer will make an offer, not later than 30 days following such Change of Control, to purchase all outstanding Notes at a purchase price equal to the 101% of the principal amount of any Notes plus accrued interest, if any, to but excluding the date of purchase (the “Change of Control Purchase Price”). Any such offer to purchase the Notes in accordance with this Section 4.15, and any offer to purchase the Notes pursuant to Sections 4.10 or 4.19, is referred to in this Indenture as an “Offer to Purchase”. Such Offer to Purchase will be made by written offer made within 30 days following the Change of Control, specifying (i) the principal amount of Notes subject to the offer, (ii) the purchase price, (iii) an expiration date (the “expiration date”), which will be not less than 30 days nor more than 60 days after the date of the offer, and (iv) a settlement date for purchase, which will be not more than five Business Days after the expiration date. Such Offer to Purchase will contain instructions and materials necessary to enable Holders to tender Notes pursuant to the Offer to Purchase.

(b) A Holder may tender all or any portion of its Notes pursuant to an Offer to Purchase. Holders are entitled to withdraw all or any portion of the Notes tendered up to the close of business on the expiration date. On the settlement date for purchase the purchase price will become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased will cease to accrue on and after the purchase date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Issuer will not be required to make an Offer to Purchase upon a Change of Control if (1) a third party (including the Parent or any other Affiliate of the Issuer) makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Offer to Purchase, or (2) an irrevocable notice of redemption has been given pursuant to this Indenture for all outstanding Notes as described under Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement (which may be subject to conditions) is in place for the Change of Control at the time of making of the Offer to Purchase.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in an Offer to Purchase with respect to a Change of Control and the Issuer, or any third party making such Offer to Purchase in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 days nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to the Offer to Purchase described above), to redeem all Notes that remain outstanding following such purchase on the redemption date specified in such notice (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Purchase Price plus accrued interest, if any, to, but excluding, the Second Change of Control Payment Date.

(f) The provisions under this Section 4.15 relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control (including required notice periods) may be waived or amended as described in Article 9 hereof.

(g) The Issuer will comply, to the extent applicable, with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance. To the extent that the provisions of any securities laws or regulations conflict with the Offer to Purchase provisions contained in this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Offer to Purchase provisions contained in this Indenture by virtue thereof.

Section 4.16 Additional Note Guarantees.

If after the date of this Indenture the Parent or any of the Restricted Subsidiaries acquires or creates a Restricted Subsidiary (other than an Immaterial Subsidiary or a Securitization Subsidiary), or any Immaterial Subsidiary or a Securitization Subsidiary ceases to fit within the definition thereof, or if any Unrestricted Subsidiary is designated as a Restricted Subsidiary (and such re-designated Restricted Subsidiary is not an Immaterial Subsidiary or a Securitization Subsidiary), and such newly acquired, created or re-designated Restricted Subsidiary becomes a guarantor or obligor of any other Debt of the Issuer or any Guarantor, then such Restricted Subsidiary will within 60 days of the date such Debt is Incurred (i) execute and deliver a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary and (ii) grant to the applicable Collateral Agent a security interest in its applicable properties and assets by executing and delivering the documents required therefor under the security documents. Notwithstanding anything to the contrary, no Controlled Foreign Guarantor shall directly or indirectly guarantee a U.S. Person Guarantee Obligation. The form of such supplemental indenture is attached as Exhibit F hereto.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Subsidiary of the Parent, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if the designation would not cause a Default; provided that the Issuer and Evraz Inc. NA may not be designated as an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments,” as determined by the Parent.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements in the definition of “Unrestricted Subsidiary,” it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture (and the Trustee shall be promptly provided with written notice of such cessation) and any Debt of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Parent as of such date and, if such Debt is not permitted to be Incurred as of such date under Section 4.09 hereof, the Parent will be in default of such covenant.

The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent; provided that such designation will be deemed to be an Incurrence of Debt by a Restricted Subsidiary of the Parent of any outstanding Debt of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Debt is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Any designation of a Subsidiary as a Restricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Section 4.18 Designation of Controlled Foreign Entities.

The Board of Directors may, in its reasonable discretion, acting in good faith, determine that any Subsidiary of the Parent, including an existing Guarantor or a newly acquired or created Subsidiary, is a Controlled Foreign Guarantor or is to be treated as an entity described in clause (6) of the definition of “Excluded Property” herein, in each case subject to all of the limitations applicable to such entities and Controlled Foreign Guarantors pursuant to this Indenture. Any such determination will be evidenced to the Trustee by promptly filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such determination and an Officer’s Certificate certifying that such determination is in accordance with the definition of a “Controlled Foreign Guarantor” or clause (6) of the definition of “Excluded Property”, as applicable. For the avoidance of doubt, any CFC, including Canadian National Steel Corporation, in existence as of the Issue Date is hereby determined to be a Controlled Foreign Guarantor and described in clause (6) of the definition of “Excluded Property” herein.

Section 4.19 Repurchase of Notes Upon Certain Permitted Payments.

(a) If the Parent or any Restricted Subsidiary makes a Permitted Payment and such payment would be permitted pursuant to Section 4.07 hereof, even if it were not a Permitted Payment, either as a Restricted Payment made pursuant to Section 4.07(a)(3) (which, for the avoidance of doubt, requires satisfaction of Sections 4.07(a)(1) and 4.07(a)(2)), any provision of Section 4.07(b), or as a Permitted Investment, such payment shall be deemed to be a Restricted Payment or Permitted Investment made pursuant to the applicable provision (unless the Parent elects otherwise), in which case such payment shall be deemed made thereunder for all purposes (and shall, as relevant, reduce the amount otherwise available for Restricted Payments or Permitted Investments under the applicable clause) and shall not be deemed a Permitted Payment.

(b) At the time the Parent or any Restricted Subsidiary makes a Permitted Payment (other than a payment deemed to be a Restricted Payment made pursuant to Section 4.07(a)(3) or any provision of Section 4.07(b) or a Permitted Investment as described in clause (a) of this Section 4.19) the Parent shall, on the date when such Permitted Payment is made, deliver an Officer’s Certificate to the Trustee certifying that the making of such Permitted Payment complies with all applicable laws (including applicable laws prohibiting dividends being paid except out of a company’s surplus or current profits or by a company that is or would become insolvent as a result thereof).

(c) In addition, if the Parent or any Restricted Subsidiary makes a Permitted Payment (other than a payment deemed to be a Restricted Payment or a Permitted Investment pursuant to clause (a) of this Section 4.19) the Issuer will, not later than 10 days following the consummation of such Permitted Payment, make an Offer to Purchase all outstanding Notes at a purchase price equal to the redemption price of such Note at such time if the Issuer elected to optionally redeem the Notes at such time as set forth under Section 3.07(b) and (c) (as applicable). Such Offer to Purchase will be consummated pursuant to procedures that will be substantially the same as those set forth under Section 4.15.

(d) Notwithstanding the foregoing, the provisions of this Section 4.19 will be of no further force or effect upon the occurrence of a Permitted Payments Fall-Away Event.

Section 4.20 Suspension of Certain Covenants.

If at any time after the Issue Date (i) the Notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under this Indenture, the Parent and its Restricted Subsidiaries will not be subject to the covenants in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.16, 4.19 and 5.01(a)(C) hereof (collectively, the “Suspended Covenants”).

Additionally, at such time as the above referenced covenants are suspended (a “Suspension Period”), the Parent will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Parent would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and such designation shall be deemed to have created a Restricted Payment, as set forth under Section 4.07 hereof, following the Reversion Date (as defined below).

In the event that the Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this Section 4.20 is no longer satisfied, then the Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under this Indenture, the Notes or the Note Guarantees with respect to the foregoing Suspended Covenants based on, and neither the Parent nor any of its Restricted Subsidiaries shall bear any liability for, any actions taken or events occurring during the period the foregoing covenants were suspended, or any actions taken at any time pursuant to any contractual obligation arising prior to the date the Suspended Covenants were reinstated, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

On each Reversion Date, all Debt Incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt Incurred pursuant to Section 4.09(b)(8) and all Disqualified Stock or Preferred Stock issued during the Suspension Period will be treated as having been issued under Section 4.09(a). For purposes of calculating the amount available to be made as Restricted Payments under Section 4.07(a)(3), calculations under Section 4.07 shall be made as though Section 4.07 had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments and Permitted Payments made during the Suspension Period not otherwise permitted under Section 4.07(b) will reduce the amount available to be made as Restricted Payments under Section 4.07(a)(3). For purposes of Section 4.10, on the Reversion Date, the amount of Excess Proceeds not applied in accordance with Section 4.10 will be deemed to be reset to zero.

The Issuer shall give the Trustee prompt notice of the commencement of a Suspension Period and of the occurrence of a Reversion Date.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Amalgamation, Consolidation or Sale of Assets.

(a) Neither the Parent nor the Issuer will

(1) consolidate with, amalgamate with or merge with or into any Person, or

(2) sell, convey, transfer, or otherwise dispose of all or substantially all of its assets on a consolidated basis as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person, or

(3) permit any Person to merge with or into the Parent or the Issuer, as applicable,

in each case, unless

(A) (i) either (x) the Parent or the Issuer, as applicable, is the continuing Person or (y) the resulting, surviving or transferee Person (a “Successor Company”) is an entity organized and validly existing under (A) in the case of the Parent, the laws of England and Wales, any member state of the European Union, any province of Canada, or the United States or any state thereof or the District of Columbia, and (B) in the case of the Issuer, any province of Canada, or the United States or any state thereof or the District of Columbia, and (ii) the Successor Company expressly assumes by supplemental indenture in form reasonably satisfactory to the Trustee all of the obligations of the Parent or the Issuer, as applicable, under this Indenture and the Notes;

(B) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(C) immediately after giving effect to the transaction on a pro forma basis, (a) the Parent (or, solely in the case of a transaction described in clause (a) above involving Parent, the resulting surviving or transferee Person) could Incur at least $1.00 of Debt under Section 4.09(a) hereof or (b) the Fixed Charge Coverage Ratio of the Parent (or, solely in the case of a transaction described in clause (a) above involving Parent, the resulting surviving or transferee Person) would not be less than immediately prior to such Incurrence; and

(D) the Parent delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with this Indenture;

provided that clauses (B) and (C) above do not apply (i) to the consolidation or merger or sale of all or substantially all the assets of the Parent or the Issuer, as applicable, with or into or to each other, (ii) to the consolidation or merger or sale of all or substantially all the assets of the Parent or the Issuer, as applicable, with or into or to a Wholly Owned Restricted Subsidiary of the Parent, or the consolidation or merger or sale of all or substantially all the assets of a Wholly Owned Restricted Subsidiary with or into the Parent or the Issuer, as applicable, or (iii) if, in the good faith determination of the Board of Directors whose determination is evidenced by a board resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation or organization of the Parent or the Issuer to the United States, any member state of the European Union or any jurisdiction thereof or Canada or any jurisdiction thereof; provided further, that prior to a Permitted Payments Fall-Away Event, clauses (A)(i), (B) and (C) above do not apply to a sale of all or substantially all the assets of Parent or the Issuer to any member of the EVRAZ Group. In the case of any such sale prior to a Permitted Payments Fall-Away

Event that does not comply with each of clauses (A)(i), (B) and (C) above, not later than 10 days following the consummation of such sale, the Issuer shall make an Offer to Purchase all outstanding Notes at a purchase price equal to the redemption price of such Note at such time if the Issuer elected to optionally redeem the Notes at such time as set forth under Section 3.07(b) or (c) (as applicable). Such Offer to Purchase will be consummated pursuant to procedures that will be substantially the same as those set forth under Section 4.15.

(b) Neither the Parent nor the Issuer shall lease all or substantially all of the assets of the Parent or the Issuer, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon consummation of any transaction effected in accordance with these provisions, if the Parent or the Issuer, as applicable, is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Parent or the Issuer, as applicable, under this Indenture and the Notes with the same effect as if such successor Person had been named as the Parent or the Issuer, as applicable, in this Indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all the assets of the Parent or the Issuer, as applicable, on a combined basis, the Parent or the Issuer as applicable, will be released from its obligations under this Indenture and the Notes and the Note Guarantees.

(d) No Guarantor (other than, to the extent not otherwise prohibited by this Indenture, the Parent) may

(1) consolidate with or merge with or into any Person, or

(2) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

(3) permit any Person to merge with or into the Guarantor,

in each case, unless

(A) the other Person is the Parent or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture in form satisfactory to the Trustee all of the obligations of the Guarantor under its Note Guarantee; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Parent or a Restricted Subsidiary) otherwise permitted by this Indenture, and, in each case, the Parent delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with this Indenture.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Parent or the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Parent or the Issuer, as applicable, is merged or amalgamated or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Parent” or the “Issuer,” as applicable, shall refer instead to the successor Person and not to the Parent or the Issuer, as applicable), and may exercise every right and power of the Parent and the Issuer, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Parent or the Issuer, as applicable, herein; provided, however, that the predecessor Parent or Issuer, as applicable, shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest, if any, on, the Notes except in the case of a sale of all of the Parent’s or the Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

In case of any such consolidation, merger, sale, conveyance, transfer or assignment and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding Section 5.01(d)(3)(B) and (C) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale, assignment, transfer, or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) The Issuer defaults in the payment of principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Issuer defaults in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) the Issuer fails to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Sections 4.10, 4.15 and 4.19 hereof, or the Parent, the Issuer or any Guarantor fails to comply with Section 5.01 hereof;

(4) the Parent or any of its Restricted Subsidiaries defaults in the performance of or breaches any other covenant or agreement of the Parent or the Issuer, as applicable, in this Indenture or under the Notes and the default or breach continues for a period of 60 consecutive days after written notice to the Parent by the Trustee or to the Parent and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes then outstanding;

(5) there occurs with respect to any Debt of the Parent or any of the Restricted Subsidiaries having an outstanding principal amount of $30.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its Stated Maturity or (ii) failure to make a principal payment when due upon the Stated Maturity thereof and such defaulted payment is not made, waived or extended within the applicable grace period;

(6) one or more final judgments or orders for the payment of money are rendered against the Parent or any of the Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30.0 million (in excess of amounts which are covered by insurance policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) any Note Guarantee of a Guarantor that is a Significant Restricted Subsidiary (or the Note Guarantees of any Guarantors that together would constitute a Significant Restricted Subsidiary) ceases to be in full force and effect, other than in accordance the terms of this Indenture, or any Guarantor that is a Significant Restricted Subsidiary (or any Guarantors that together would constitute a Significant Restricted Subsidiary) denies or disaffirms its obligations under its Note Guarantee; or

(8) any of the following occurs:

(A) any security document with respect to Collateral having, individually or in the aggregate, a fair market value in excess of $15.0 million, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of the relevant security documents;

(B) except as permitted by this Indenture, any Parity Lien for the benefit of Holders purported to be granted under any security document for the benefit of Holders on Collateral, individually or in the aggregate, having a fair market value in excess of $15.0 million ceases to be an enforceable and perfected Parity Lien in any material respect, subject only to Permitted Liens that rank prior to the Parity Liens in accordance with this Indenture, and such condition continues for 60 days after written notice by the Trustee to the Parent of failure to comply with such requirement; provided that it will not be an Event of Default under this clause (8)(B) if such condition results from the action or inaction of the Trustee; or

(C) the Issuer or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Issuer or such Guarantor set forth in or arising under any security document relating to Collateral having, individually or in the aggregate, a fair market value in excess of $15.0 million;

(9) the Parent or any of its Significant Restricted Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property or to the appointment of receiver, interim receiver, receiver and manager, liquidator, trustee in bankruptcy or similar Person (a “Receiver”) over any of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due or admits in writing its inability to pay its debts as they become due; or

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law (including the filing of any notice of intention in respect thereof) that:

(A) is for relief against the Parent or any of its Significant Restricted Subsidiaries in an involuntary case;

(B) appoints a custodian of the Parent or any of its Significant Restricted Subsidiaries or for all or substantially all of the property of the Parent or any of its Restricted Subsidiaries or appoints a Receiver over any of its property;

(C) orders the liquidation of the Parent or any of its Significant Restricted Subsidiaries;

(D) is in respect of the bankruptcy, liquidation, winding-up, dissolution or suspension of general operations of the Parent or any of its Significant Restricted Subsidiaries;

(E) is in respect of composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of the Parent or any of its Significant Restricted Subsidiaries; or

(F) is in respect of the possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any material part of the assets of the Parent or any of its Significant Restricted Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof, with respect to the Parent or any of its Restricted Subsidiaries, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Parent (and to the Trustee if the written notice is given by Holders) may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Parent and the Trustee may, on behalf of all of the Holders of all the Notes, waive all past Defaults and rescind and annul an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, or interest, if any, on the Notes that has become due solely because of the declaration of acceleration) have been cured or waived.

In the event of any declaration of acceleration of the Notes because an Event of Default specified in Section 6.01(5) hereof has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or other default triggering such Event of Default shall be remedied or cured, or waived by the holders of the Debt within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an Offer to Purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

To the extent a Default or Event of Default occurs for a failure to report or deliver a required certificate in connection with another default (the “Initial Default”), then at the time such Initial Default is cured, such Default or Event of Default occurring for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action. Any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 hereof, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice or certificate, as applicable, despite such delivery falling outside of the prescribed period specified herein.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction.

Section 6.06 Limitation on Suits.

No Holder may institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a Receiver or trustee, or for any other remedy under this Indenture or the Notes, unless:

(1) such Holder has previously given the Trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under this Indenture;

(3) Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be Incurred in compliance with such request;

(4) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceedings; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such written request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of or interest on its Note, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed or provided for in the Note (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities Incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinion of Counsel furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the Officer’s Certificates and Opinion of Counsel to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or Incur any financial liability or the Note Documents. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture or the Note Documents.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Note Documents at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be Incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Default hereunder or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including in its capacity as U.S. Collateral Agent , and each agent, custodian and other Person employed to act hereunder, including the Canada Collateral Agent.

(i) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder or under the Note Documents arising out of or caused by,

directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest under the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. The Trustee is also subject to Section 7.09 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Note Documents or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after it occurs or within 30 days after it is known to the Trustee, unless the Default has been cured; provided that, except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and for its services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuer and the Guarantors will, jointly and severally, indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Note Documents, including the costs and expenses of enforcing this Indenture and the Note Documents against the Issuer and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee Incurs expenses or renders services after an Event of Default specified in clause (9) or (10) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

(g) The provisions of Sections 7.07 and 7.08 shall apply to the U.S. Collateral Agent and the Canada Collateral Agent mutatis mutandis provided that references to Section 7.09 in Section 7.07 shall be deemed inapplicable to the Canada Collateral Agent.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of the Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Debt represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4,17, 4.18 and 4.19 hereof and clause (c) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through (8) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars that is sufficient, U.S. Government Obligations, the scheduled payment of principal of and interest on which are sufficient (or a combination thereof that is sufficient) in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, on and interest, if any, on the outstanding Notes to the stated date for payment thereof or to the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date; provided that if a redemption requires the payment of the Applicable Premium, (1) the amount of cash in U.S. dollars or U.S. Government Obligations or a combination thereof that the Issuer must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (2) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the applicable redemption date as necessary to pay the Applicable Premium as determined on such date);

(2) in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee (i) an Opinion of Counsel confirming that:

(A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income Tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and (ii) an Opinion of Counsel confirming that the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for Canadian Federal income Tax purposes as a result of such Legal Defeasance and will be subject to Canadian Federal Tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee Opinions of Counsel confirming that the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. Federal and Canadian Federal income Tax purposes as a result of such Covenant Defeasance and will be subject to U.S. Federal and Canadian Federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Debt), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(6) the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any Tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such Tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without notice to or the consent of any Holder, the Issuer and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the security documents:

(1) to cure any ambiguity, defect or inconsistency in this Indenture or the Notes;

(2) to comply with Section 5.01 hereof;

(3) to evidence and provide for the acceptance of an appointment by a successor trustee;

(4) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(5) to provide for any Guarantee of the Notes, to provide additional security for the Notes or to confirm and evidence, the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by this Indenture;

(6) to add additional Collateral, provide additional rights to any Holder or make any change that does not materially and adversely affect the rights of any Holder as determined by the Board of Directors or senior management of the Parent;

(7) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Issuer or such Guarantor pursuant to Article 5 or Article 11 hereof;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(9) to conform the text of this Indenture, the Notes, the Note Guarantees or the security documents to any provision of the “Description of Notes” section of the Issuer’s Offering Memorandum to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees or the security documents, which intent may be evidenced by an Officer’s Certificate to that effect;

(10) to release Collateral in accordance with the terms of this Indenture and the security documents; or

(11) to provide for or confirm the issuance of Additional Notes in accordance with the terms set forth in this Indenture as of the date hereof.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06 and 13.02 hereof, the Trustee will join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10, 4.15 and 4.19 hereof) and the Notes and the security documents with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance by the Issuer or the Parent with any provision of this Indenture or the Notes or the security documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06 and 13.02 hereof, the Trustee will join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes or the security documents. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note;

(2) reduce the rate of or change the Stated Maturity of any interest payment on any Note;

(3) reduce the amount payable upon the redemption of any Note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any Note may be redeemed or, once notice of redemption has been given, the time at which the Notes must thereupon be redeemed, or to institute suit for the enforcement of any such payment,

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive any principal or premium payment or interest payment on such Holder’s Notes, on or after the redemption date or Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7) make any change in the percentage of the principal amount of the Notes required for amendments or waivers,

(8) modify or change any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders or

(9) make any change in any Note Guarantee that would adversely affect the Holders in any material respect.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any).

Section 9.03 Compliance with Trust Indenture Act.

If this Indenture is qualified under the TIA, every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security Interest.

The obligations of the Issuer with respect to the Notes, the obligations of the Guarantors under the Note Guarantees, any other future Parity Lien Obligations and the performance of all other obligations of the Issuer and the Guarantors under the Note Documents, according to the terms hereunder or thereunder, are secured as provided in the security documents.

Each Holder, by its acceptance of the Notes, consents and agrees to the terms of the security documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent and the Trustee to enter into the applicable security documents and to perform their obligations and exercise their rights thereunder in accordance therewith. The Trustee is hereby authorized and directed to enter into the Letter Agreement (the “Letter Agreement”), dated as of the Issue Date, among the Issuer, the Trustee and JSC EVRAZ Kachkanarsky Ore Mining and Processing Plant, relating to the Existing Shareholder Loans, the terms of which Letter Agreement the Holders consent and agree to by their acceptance of the Notes, and the Trustee may, provided that an Event of Default has occurred and is continuing, in its sole discretion and without the consent of the Holders, take all actions it deems necessary or appropriate in order to enforce any of the terms of the Letter Agreement.

The Issuer will take, and will cause the Guarantors and the Issuer’s Subsidiaries to take any and all actions reasonably required to cause the security documents to create and maintain, as security for the Parity Lien Obligations, a valid and enforceable perfected Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of itself, the Trustee, the Holders and the holders of other Parity Lien Obligations, to the extent required by, and with the Lien priority required under, the Secured Documents. The Issuer and the Guarantors will comply with the covenants contained in the security documents.

Notwithstanding anything herein or in the security documents to the contrary, (i) a Controlled Foreign Guarantor may pledge its assets to secure only its own Note Guarantee, and (ii) no Guarantor that is a United States Person within the meaning of Section 957(c) of the Code shall pledge in excess of 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treasury Regulation section 1.956-2(c)(2)) of any entity described in clause (6) of the definition of Excluded Property herein.

Section 10.02 Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt.

Notwithstanding (1) anything to the contrary contained in the security documents; (2) the time of Incurrence of any Series of Parity Lien Debt; (3) the order or method of attachment or perfection of any Lien securing any Series of Parity Lien Debt; (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Series of Parity Lien Debt; (5) the time of taking possession or control over any Collateral securing any Series of Parity Lien Debt; (6) that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or (7) the rules for determining priority under any law governing relative priorities of Liens, all Parity Liens granted at any time by the Issuer or any Guarantor will secure, equally and ratably, all present and future Parity Lien Obligations of the Issuer or such Guarantor, as the case may be.

The provisions in this Section 10.02 are intended for the benefit of, and will be enforceable by, each present and future Parity Lien Claimholder, each present and future Parity Lien Representative and the Trustee, each as a holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Trustee at the time of Incurrence of such Series of Parity Lien Debt.

Section 10.03 Relative Rights.

Nothing in this Indenture or the other Note Documents shall:

(1) impair, as between the Issuer and the Holders, the obligation of the Issuer to pay principal, interest, premium, if any, on the Notes in accordance with their terms or any other obligation of the Issuer or any Guarantor under the Note Documents;

(2) affect the relative rights of Holders as against any other creditors of the Issuer or any Guarantor (other than as expressly specified in the Intercreditor Agreement);

(3) restrict the right of any Holder to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions of the Intercreditor Agreement;

(4) restrict or prevent any Holder or holder of other Parity Lien Obligations, the Trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions of the Intercreditor Agreement; or

(5) restrict or prevent any Holder or holder of other Parity Lien Obligations, the Trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the provisions of the Intercreditor Agreement.

Section 10.04 Further Assurances.

The Issuer and each of the Guarantors will do or cause to be done all acts and things that may be reasonably required, or that the Trustee from time to time may reasonably request, to assure and confirm that the Trustee (which, for the purposes of this Section 10.04, includes the Collateral Agent) holds, for the benefit of the Holders of Obligations under the Note Documents, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as and to the extent contemplated by, and with the Lien priority required under, the Note Documents.

Section 10.05 Insurance.

The Issuer and the Guarantors shall:

(1) keep their properties insured and maintain such general liability, automobile liability, workers’ compensation/employers’ liability, property casualty insurance and any excess umbrella coverage related to any of the foregoing as is customary for companies in the same or similar businesses operating in the same or similar locations;

(2) maintain such other insurance as may be required by law; and

(3) maintain such other insurance as may be required by the Note Documents.

Upon the request of the Trustee, the Issuer and the Guarantors will furnish to the Trustee full information as to their property and liability insurance carriers. The Issuer and the Guarantors shall (x) provide the Trustee with notice of cancellation or modification with respect to their respective property and casualty policies before the effective date of such cancellation or modification and (y) name the Trustee as a co-loss payee on property and casualty policies and as an additional insured as their respective interests may appear on the liability policies listed in clause (1) of this Section 10.05. Neither the Trustee nor the Collateral Agent shall have any responsibility for adjusting any insurance claims or approving any condemnation awards.

Section 10.06 Release of Liens in Respect of Notes.

The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Trustee’s Liens on the Collateral will terminate and be discharged with respect to the Collateral:

(1) in part, upon a sale of Collateral in accordance with this Indenture (without regard to the provisions of Section 4.10 governing the application of the proceeds of a sale of Collateral);

(2) in whole, upon satisfaction and discharge of this Indenture as described under Section 12.01 hereof;

(3) in whole, upon a legal defeasance or covenant defeasance of the Notes as described under Article 8 hereof;

(4) in whole, upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(5) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions described in Section 9.02 hereof; or

(6) if and to the extent required by the provisions of the security documents.

For the avoidance of doubt, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA.

Section 10.07 Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the security documents; and

(2) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Guarantors hereunder.

The Trustee (which, for the purposes of this Section 10.07, includes the Collateral Agent) will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the security documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.08 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the security documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.09 Termination of Security Interest.

Upon the full and final payment and performance of all Obligations of the Issuer and the Guarantors under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, the Trustee will, at the request of the Issuer, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the security documents.

Section 10.10 Real Property.

(a) The Issuer and the Guarantors shall use commercially reasonable efforts to deliver to the Collateral Agent (or the Canada Collateral Agent in the case of Canadian properties) within 90 days following the Issue Date, with respect to each real property asset owned by the Issuer or any Guarantor listed on Schedule A attached hereto (the “Initial Mortgaged Property”), the following:

(1) fully executed and notarized mortgages, deeds of trust or debentures encumbering the fee interest of the Issuer or any Guarantor in each such Initial Mortgaged Property, together with such UCC-1 financing statements or other fixture filings as shall be appropriate with respect to such Initial Mortgaged Property;

(2) evidence that counterparts of the mortgages, deeds of trust or debentures, as applicable, and such other documents referenced in clause (1) of this Section 10.10(a)) for each Initial Mortgaged Property have been filed or recorded (or have been delivered to the title insurance company and are in form suitable for filing or recording) in all filing or recording offices that are reasonably necessary or desirable in order to create a valid and subsisting first priority Lien on the property described therein in favor of the Collateral Agent (or the Canada Collateral Agent in the case of the Canadian properties);

(3) a fully paid and effective pro forma title insurance policy, along with appropriate title affidavits, surveys, zoning reports, flood determinations, evidence of flood insurance, in each case if required, and any other customary documents, certificates or deliverables required by a title company for each Initial Mortgaged Property, which, upon the recording of the mortgages, deeds of trust or debentures, as applicable, will insure the mortgages, deeds of trust or debentures, as applicable, to be valid and subsisting Liens on the Initial Mortgaged Property described therein, free and clear of all material Liens, except Permitted Liens;

(4) a written opinion from local counsel in each jurisdiction in which the Initial Mortgaged Property is located with respect to the creation, enforceability and perfection of Liens created by the applicable mortgage, deed of trust or debenture and any related fixture filings, in customary form and substance and subject to customary assumptions, limitations and qualifications; and

(5) prior to accepting any mortgage, deed of trust or debenture pursuant to this Section 10.10, the Issuer shall deliver to the Collateral Agent, the Canada Collateral Agent and the Trustee an Officer’s Certificate to the effect that all conditions precedent provided for in this Indenture to the delivery of such mortgage, deed of trust or debenture, as applicable, have been complied with.

(b) To the extent any security interest in the Initial Mortgaged Property securing the Notes is not created or perfected, or such items listed in Section 10.10(a) have not been provided, on or prior to the Issue Date, the Issuer and the Guarantors will continue to use commercially reasonable efforts to take such actions (subject to Section 10.10(c) unless the Parent or the Issuer determine that any further efforts to take any such action after 90 days following the Issue Date would be commercially futile, as evidenced by an Officer’s Certificate to that effect delivered to the Trustee).

(c) For the avoidance of doubt, it will not be a Default or Event of Default if any security interest in the Initial Mortgaged Property securing the Notes is not created or perfected, or such items listed in Section 10.10(a) have not been provided, if the Issuer and the Guarantors are unable to do so using commercially reasonable efforts, except that it will be a Default if the Issuer or the Guarantors have not provided mortgages, deeds of trust or debentures, as applicable, to secure the Notes, and related title insurance, flood certificates, evidence of flood insurance, and surveys, in each case if required, with respect to the Owned Production Sites within 120 days following the Issue Date.

Section 10.11 Deposit Account

(a) The Issuer and the Guarantors shall use commercially reasonable efforts to deliver to the Trustee within 90 days of the date of this Indenture, with respect to each Deposit Account, fully executed Control Agreements.

(b) To the extent any Control Agreement is not executed and delivered to the Trustee, on or prior to the Issue Date, the Issuer and the Guarantors will continue to use commercially reasonable efforts to execute and deliver to the Trustee such Control Agreements (unless the Parent or the Issuer determine that any further efforts to take any such action after 90 days following the Issue Date would be commercially futile, as evidenced by an Officer’s Certificate to that effect delivered to the Trustee); provided, however, if such Control Agreements have not been fully executed pursuant to this clause (b), then upon the payment and discharge of the ABL Debt Obligations the Issuer and the Guarantors will use commercially reasonable efforts to take such actions within 90 days of such payment and discharge (unless the Parent or the Issuer determine that any further efforts to take any such action after 90 days following such payment and discharge would be commercially futile, as evidenced by an Officer’s Certificate to that effect delivered to the Trustee).

(c) For the avoidance of doubt, it will not be a Default or Event of Default if any Control Agreement is not executed and delivered to the Trustee if the Issuer and the Guarantors are unable to do so using commercially reasonable efforts.

Section 10.12 Intercompany Notes

On or before the date which is forty-five (45) days following the date hereof (or such later date to which the ABL Collateral Agent may agree in its discretion), Parent, Issuer and Guarantors shall have delivered, or caused to be delivered, to the ABL Collateral Agent originals of all notes and other instruments evidencing the Parent Subordinated Indebtedness (as such term is defined in the ABL Credit Facility) owing to Parent and all intercompany notes by and among any of Parent, the Issuer or any Guarantor (or any combination thereof), and within ten (10) days following the payment and discharge of the ABL Debt Obligations, Parent, Issuer and Guarantors shall deliver such notes and other instruments to the Trustee.

Section 10.13 Delivery of Share Certificates

To the extent share certificates representing 100% of the issued and outstanding shares of stock of Viscaria 2 Limited are not delivered to the Trustee on or prior to the Issue Date, the Issuer and the Guarantors will use commercially reasonable efforts to deliver such certificates to the Trustee (unless the Parent or the Issuer determine that any further efforts to take any such action after 90 days following the Issue Date would be commercially futile, as evidenced by an Officers’ Certificate to that effect delivered to the Trustee). For the avoidance of doubt, it will not be a Default or Event of Default if such share certificates have not been delivered to the Trustee, if the Issuer and the Guarantors are unable to do so using commercially reasonable efforts.

Section 10.14 Trustee’s Duties with Respect to Collateral; Rights of Collateral Agent

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the security documents by the Issuer, the Guarantors or the Collateral Agent.

(c) The rights and protections afforded to the Trustee under this Section 10.11 shall be equally applicable to the Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent shall not be required to take any action or exercise any discretion under the security documents or with respect to the Collateral unless directed to do so pursuant to Section 6.05 hereof (subject to Sections 7.01(c)(3) and 7.02(f) hereof), it being understood that the duties and obligations of the Collateral Agent under the security documents shall be wholly ministerial.

(d) If in order to perfect the security interest of the Trustee or the Collateral Agent in a deposit account or a securities account the Trustee or the Collateral Agent is required to enter into a Control Agreement, the Trustee and the Collateral Agent shall not be required to enter into any such agreement that requires the Trustee or the Collateral Agent to indemnify any Person from its own personal assets.

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally (with the exception of any Controlled Foreign Guarantor, whose Obligations shall be joint and several only as to Obligations that are not U.S. Person Guarantee Obligations), unconditionally guarantees, on a senior basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1) the principal of, premium, if any, on, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, on and interest on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated (with the exception of any Controlled Foreign Guarantors, who will be jointly and severally obligated only as to Obligations that are not U.S. Person Guarantee Obligations) to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee. Notwithstanding the foregoing, the Guarantors will not have the right to seek contribution from any Controlled Foreign Guarantor with respect to any U.S. Person Guarantee Obligation.

(e) Notwithstanding anything herein to the contrary, no Controlled Foreign Guarantor shall directly or indirectly guarantee a U.S. Person Guarantee Obligation.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Indenture or, if applicable, a Supplemental Indenture in the form of Exhibit F, shall be executed on behalf of such Guarantors by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04 Releases.

Each Note Guarantee of a Guarantor (other than the Note Guarantee of the Parent) will be automatically and unconditionally released and discharged upon the Issuer or the Parent delivering to the Trustee an Officer’s Certificate of the Issuer or the Parent and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction or release and discharge have been complied with and upon:

(a) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (a) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (b) all or substantially all the assets of such Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(b) the release or discharge of such other Debt or Guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.16 hereof);

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the indenture;

(d) such Guarantor becoming an Immaterial Subsidiary;

(e) upon the merger or consolidation of such Guarantor with and into the Parent, the Issuer or another Guarantor or upon the liquidation of such Guarantor following the transfer of all of its assets to the Parent, the Issuer or another Guarantor; or

(f) the exercise by the Issuer of its legal defeasance option or covenant defeasance option under Article 8 hereof, or the discharge of the Issuer’s obligations under Article 12 hereof.

The Note Guarantee of the Parent will be automatically and unconditionally released and discharged upon:

(a) (1) the merger or consolidation of Parent with and into the Issuer or another Guarantor or upon the liquidation of Parent following the transfer of all of its assets to the Issuer or another Guarantor, in each case in compliance with the applicable provisions of this Indenture; or (2) the exercise by the Issuer of its legal defeasance option or covenant defease option under Article 8 hereof, or the discharge of the Issuer’s obligations under Article 12 hereof; and

(b) the Issuer or the Parent delivering to the Trustee an Officer’s Certificate of the Issuer or the Parent and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction or release and discharge have been complied with.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.04 will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the Notes and for the other obligations of any Guarantor (with the exception of any Controlled Foreign Guarantor, who will be jointly and severally obligated only as to Obligations that are not U.S. Person Guarantee Obligations) under this Indenture as provided in this Article 11.

Section 11.05 Joint and Several Liability

Notwithstanding any other provision contained herein or in the Notes, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Guarantor’s Obligations (and the Guarantee of each other Guarantor), to the extent such Obligations are secured, shall be several obligations and not joint or joint and several obligations.

Section 11.06 Surety

Notwithstanding anything contained in this Article 11, or any Note Document, the Obligations of any Guarantor that is incorporated or organized under the federal laws of Canada or any province or territory thereof, shall be that of surety and not as primary obligor.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of the Notes, as expressly provided for herein) as to all outstanding Notes and the Note Guarantees when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or

(b) all of such Notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee or its designee funds in an amount sufficient to pay and discharge the entire Debt under the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (if the Notes are due and payable) or to the Stated Maturity or redemption date, as the case may be, together with (in the case of (b)(ii) and (iii)) irrevocable written instructions from the Issuer directing the Trustee to apply such funds to the payment thereof on and prior to Stated Maturity or redemption, as the case may be; provided that if a redemption requires the payment of the Applicable Premium, (1) the amount of cash in U.S. dollars or U.S. Government Obligations or a combination thereof that the Issuer must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (2) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the applicable redemption date as necessary to pay the Applicable Premium as determined on such date);

(2) the Issuer and/or the Guarantors have paid all other sums payable under this Indenture; and

(3) the Parent or the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Evraz Inc. NA

c/o Corporation Services Company

2711 Certerville Rd Suite 400

Wilmington, DE 19808

Facsimile No.: (312)-533-3611

With a copy to:

Evraz Inc. NA

200 East Randolph Dr, Suite 7800

Chicago IL, 60601

Attention: General Counsel

If to the Trustee:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

Facsimile No.: (212) 815-5366

Attention: Corporate Trust Administration

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar; provided, that any notice given to the Depositary as the Holder of a Global Note shall be given in accordance with its standard procedures therefor. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files). If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties. The Collateral Agent shall be entitled to the benefits and protections of this paragraph.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that the Issuer shall not be required to deliver this Opinion of Counsel in connection with the initial issuance of Notes under this Indenture.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, Officer, employee, incorporator, member or stockholder of Parent, the Issuer or any other Subsidiary of the Parent, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Note Guarantee or this Indenture for any claim based on, in respect of, or by reason of, such obligations. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.06 Governing Law; Waiver of Trial by Jury.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT AND THE HOLDERS OF THE NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.07 Judgment Currency.

The U.S. dollar is the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than the U.S. dollar, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Issuer or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer will only constitute a discharge to the Issuer to the extent of the U.S. dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient or the Trustee under any Note, the Issuer will, as a separate and independent obligation, indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer will indemnify the recipient or the Trustee against the cost of making any such purchase.

Section 13.08 Consent to Jurisdiction and Service of Process.

In relation to any legal action or proceedings arising out of or in connection with this Indenture and the Notes, the Issuer and any Guarantor formed in a jurisdiction other than the United States irrevocably submits to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States.

The Issuer and any Guarantor formed in a jurisdiction other than the United States, irrevocably appoints Evraz Inc. NA, a Delaware Corporation, as its agent for service of process in any suit, action or proceeding with respect to this Indenture, the Notes or such Note Guarantee brought in any Federal or state court located in New York City and that each of the parties submits to the jurisdiction thereof.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Parent or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.04 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of November 7, 2014

EVRAZ INC. NA CANADA

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

EVRAZ INC. NA

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

EVRAZ NORTH AMERICA LIMITED

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	Director

EVRAZ TRADE NA, LLC

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	Manager

CAMROSE PIPE CORPORATION

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

EVRAZ CLAYMONT STEEL, INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

EAST METALS SERVICES, INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

NEW CF&I, INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

CF&I STEEL L.P. Ny New CF&I Inc., its General Partner

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

COLORADO AND WYOMING RAILWAY COMPANY

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

OSM DISTRIBUTION, INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

OREGON STEEL MILLS PROCESSING, INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

EVRAZ MATERIALS RECYCLING, INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

GENERAL SCRAP PARTNERSHIP By Evraz Inc. NA Canada, its General Partner

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

CANADIAN NATIONAL STEEL CORPORATION

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

GENLANDCO INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP, CFO

NEW GENSUBCO INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	CFO & Treasurer

KAR-BASHER OF ALBERTA LTD.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	Secretary & Treasurer

SAMETCO AUTO INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	Treasurer

GENERAL SCRAP, INC.

By:	/s/ Glenda Minor
	Name:	Glenda Minor
	Title:	SVP & CFO

THE BANK OF NEW YORK MELLON

By:	/s/ Stacy Poindexter
	Name:	Stacy Poindexter
	Title:	Vice President

BNY TRUST COMPANY OF CANADA

By:	/s/ Ismail Bawa
	Name:	Ismail Bawa
	Title:	Authorized Signatory

EXHIBIT A

Form of Parity Lien Intercreditor Agreement

A-1

EXHIBIT A

FORM OF

PARITY LIEN INTERCREDITOR AGREEMENT

dated as of

[            ], 20[    ]

among

[THE BANK OF NEW YORK MELLON],

as Initial Parity Lien Representative

[THE BANK OF NEW YORK MELLON],

as Notes U.S. Collateral Agent,

[BNY TRUST COMPANY OF CANADA],

as Notes Canadian Collateral Agent,

[                                         ],

as the Initial Other Representative,

[                                         ],

as the Initial Other Collateral Agent,

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

EVRAZ INC. NA CANADA,

as the Company and the other Grantors referred to herein

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EXHIBITS

Exhibit A	-	Form of Joinder Agreement (Additional Parity Lien Debt / Replacement Indenture)
Exhibit B	-	Form of Additional Parity Lien Debt / Replacement Indenture Designation
Exhibit C	-	Form of Joinder Agreement (Additional Grantors)

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This PARITY LIEN INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [            ], 20[    ], among [THE BANK OF NEW YORK MELLON], as trustee for the Initial Parity Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Parity Lien Representative”), [THE BANK OF NEW YORK MELLON] as co-collateral agent for the Initial Parity Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Notes U.S. Collateral Agent”), [BNY TRUST COMPANY OF CANADA] as co-collateral agent for the Initial Parity Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Notes Canadian Collateral Agent”), [                    ], as Representative for the Initial Other Parity Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                    ], as collateral agent for the Initial Other Parity Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other Parity Lien Claimholders of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by Evraz Inc. NA Canada (the “Company”) and the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article 1 below.

Reference is made to the Indenture, dated as of October [    ], 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Parity Lien Agreement”), among the Company, Evraz North America Limited (“Holdings”), each Subsidiary of Holdings party thereto from time to time, the Initial Parity Lien Representative, the Initial Parity Lien Collateral Agent and the other parties named therein.

Pursuant to [Section     ] of the Initial Parity Lien Agreement, Holdings and certain Subsidiaries of Holdings have agreed to guaranty their respective Guarantee Obligations;

The Initial Parity Lien Agreement Obligations of the Company and the other Grantors are secured, subject to the terms of the ABL Intercreditor Agreement and the terms of the Initial Parity Lien Agreement Collateral Documents, by Liens on the Collateral of the Company, Holdings and the other Subsidiaries of Holdings providing a guaranty (such current and future Subsidiaries of the Holdings providing a guaranty thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the Initial Parity Lien Agreement Collateral Documents;

The Initial Parity Lien Agreement Documents provide, among other things, that the parties thereto and each Initial Other Parity Lien Claimholder shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial Parity Lien Representative (for itself and on behalf of each other Initial Parity Lien Agreement Claimholder), the Initial Parity Lien Collateral Agent (for itself and on behalf of each other Initial Parity Lien Agreement Claimholder), the Initial Other Representative (for itself and on behalf of each other Initial Other Parity Lien

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Claimholder), the Initial Other Collateral Agent (for itself and on behalf of each other Initial Other Parity Lien Claimholder) and each Additional Parity Lien Representative and Additional Parity Lien Collateral Agent (in each case, for itself and on behalf of the Additional Parity Lien Claimholders of the applicable Series), intending to be legally bound, hereby agrees as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Parity Lien Agreement (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October [    ], 2014, among the Company, Holdings, the other Grantors party thereto, the Initial Parity Lien Representative and General Electric Capital Corporation, in its capacity as agent for the lenders party to the Initial ABL Credit Facility (as defined therein).

“Additional Parity Lien Claimholders” has the meaning set forth in Section 5.14.

“Additional Parity Lien Collateral Agent” means with respect to each Series of Other Parity Lien Obligations and each Replacement Indenture, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as collateral agent (or the equivalent) for such Series of Other Parity Lien Obligations or Replacement Indenture and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional Parity Lien Collateral Agent is the Collateral Agent under a Replacement Indenture, it shall also be a Replacement Collateral Agent and the Indenture Collateral Agent, otherwise it shall be an Other Parity Lien Collateral Agent.

“Additional Parity Lien Debt” has the meaning set forth in Section 5.14.

“Additional Parity Lien Representative” means with respect to each Series of Other Parity Lien Obligations and each Replacement Indenture, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other Parity Lien Obligations or Replacement Indenture and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional Parity Lien Representative is the Representative under a Replacement Indenture, it shall also be a Replacement Representative and the Indenture Representative, otherwise it shall be an Other Parity Lien Representative.

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“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Applicable Collateral Agent” means (i) until the Discharge of Indenture, the Indenture Collateral Agent and (ii) thereafter, the Collateral Agent for the Series of Parity Lien Obligations represented by the Major Non-Controlling Representative.

“Applicable Representative” means (i) until the Discharge of Indenture, the Indenture Representative and (ii) thereafter, the Major Non-Controlling Representative.

“Bankruptcy Case” has the meaning set forth in Section 2.5(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any Parity Lien Collateral Document to secure one or more Series of Parity Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Parity Lien Claimholder.

“Collateral Agent” means (i) in the case of any Indenture Obligations, the Indenture Collateral Agent (which in the case of the Initial Parity Lien Agreement Obligations shall be the Initial Parity Lien Collateral Agent and in the case of any Replacement Indenture shall be the Replacement Collateral Agent) and (ii) in the case of the Other Parity Lien Obligations, the Other Parity Lien Collateral Agent (which in the case of the Initial Other Parity Lien Obligations shall be the Initial Other Collateral Agent and in the case of any other Series of Other Parity Lien Obligations shall be the Additional Collateral Agent for such Series).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

“Controlling Claimholders” means the Series of Parity Lien Claimholders whose Collateral Agent is the Applicable Collateral Agent.

“Declined Liens” has the meaning set forth in Section 2.11.

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“Default” means a “Default” (or similarly defined term) as defined in any Parity Lien Document.

“Designation” means a designation of Additional Parity Lien Debt and, if applicable, the designation of a Replacement Indenture, in each case, in substantially the form of Exhibit B attached hereto.

“DIP Financing” has the meaning set forth in Section 2.5(b).

“DIP Financing Liens” has the meaning set forth in Section 2.5(b).

“DIP Lenders” has the meaning set forth in Section 2.5(b).

“Discharge” means, with respect to any Series of Parity Lien Obligations, that such Series of Parity Lien Obligations is no longer secured by, and no longer required to be secured by, any Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Indenture” means, except to the extent otherwise provided in Section 2.6, the Discharge of the Indenture Obligations; provided that the Discharge of Indenture shall be deemed not to have occurred if a Replacement Indenture is entered into until, subject to Section 2.6, the Replacement Indenture Obligations shall have been Discharged.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Parity Lien Document.

“Grantors” means Holdings, the Company and each Subsidiary of Holdings which has granted a security interest pursuant to any Parity Lien Collateral Document to secure any Series of Parity Lien Obligations.

“Indebtedness” means indebtedness in respect of borrowed money.

“Indenture” means (i) the Initial Parity Lien Agreement and (ii) each Replacement Indenture.

“Indenture Claimholders” means (i) the Initial Parity Lien Claimholders and (ii) the Replacement Indenture Claimholders.

“Indenture Collateral Agent” means (i) the Initial Parity Lien Collateral Agent and (ii) the Replacement Collateral Agent under any Replacement Indenture.

“Indenture Collateral Documents” means (i) the Initial Parity Lien Agreement Collateral Documents and (ii) the Replacement Indenture Collateral Documents.

“Indenture Documents” means (i) the Initial Parity Lien Agreement Documents and (ii) the Replacement Indenture Documents.

“Indenture Obligations” means (i) the Initial Parity Lien Agreement Obligations and (ii) the Replacement Indenture Obligations.

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“Indenture Representative” means (i) the Initial Parity Lien Representative and (ii) the Replacement Representative under any Replacement Indenture.

“Initial Other Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Other Collateral Documents” means the [Security][Collateral] Documents (as defined in the Initial Other Parity Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other Parity Lien Obligations, to perfect such Lien or under which rights and remedies with respect to such Lien is governed (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Other Parity Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other Parity Lien Obligations are incurred].

“Initial Other Parity Lien Claimholders” means the holders of any Initial Other Parity Lien Obligations, the Initial Other Representative and the Initial Other Collateral Agent.

“Initial Other Parity Lien Documents” means the Initial Other Parity Lien Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other Parity Lien Obligations, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Other Parity Lien Obligations” means the Other Parity Lien Obligations pursuant to the Initial Other Parity Lien Documents.

“Initial Other Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Parity Lien Agreement” has the meaning set forth in the second paragraph of this Agreement.

[“Initial Parity Lien Agreement Cash Management Agreements” means the [Cash Management Agreements] as defined in the Initial Parity Lien Agreement.]

“Initial Parity Lien Agreement Collateral Documents” means the [Security][Collateral] Documents (as defined in the Initial Parity Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Parity Lien Agreement Obligations, to perfect such Lien or under which rights and remedies with respect to such Lien is governed (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Parity Lien Agreement Documents” means the Initial Parity Lien Agreement, each Initial Parity Lien Agreement Collateral Document and the other [Loan Documents] (as defined in the Initial Parity Lien Agreement), and each of the other agreements,

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documents and instruments providing for or evidencing any other Initial Parity Lien Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

[“Initial Parity Lien Agreement Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, but excluding long term agreements for the purchase of goods and services entered into in the ordinary course of business, entered into with a Hedge Bank (as defined in the Initial Parity Lien Agreement) in order to satisfy the requirements of the Initial Parity Lien Agreement or otherwise as permitted under the Initial Parity Lien Agreement Documents and secured under the Initial Parity Lien Agreement Collateral Documents.]

“Initial Parity Lien Agreement Obligations” means:

(a) any principal, interest, penalties, fees, expenses, guarantee obligations, indemnifications, reimbursements, damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) under the Initial Parity Lien Agreement Documents; and

(b) to the extent any payment with respect to any Initial Parity Lien Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other Parity Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Initial Parity Lien Claimholders and the Other Parity Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Initial Parity Lien Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Initial Parity Lien Claimholders and the Other Parity Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Initial Parity Lien Agreement Obligations”.

“Initial Parity Lien Claimholders” means the holders of any Initial Parity Lien Agreement Obligations, including the “[Secured Parties]” as defined in the Initial Parity Lien Agreement or in the Initial Parity Lien Agreement Collateral Documents and the Initial Parity Lien Representative and Initial Parity Lien Collateral Agent.

“Initial Parity Lien Collateral Agent” means, in respect of real property Collateral located in Canada, the Notes Canadian Collateral Agent, and in all other respects the Notes U.S. Collateral Agent.

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“Initial Parity Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other Parity Lien Obligations or a Refinancing of any Series of Parity Lien Obligations (including the Indenture) and bind Parity Lien Claimholders hereunder.

“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Major Non-Controlling Representative” means the Representative of the Series of Other Parity Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other Parity Lien Obligations. For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.

“Non-Controlling Claimholders” means the Parity Lien Claimholders which are not Controlling Claimholders.

“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.

“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Parity Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling

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Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the Parity Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the Parity Lien Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other Parity Lien Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Other Parity Lien Agreement” means any indenture, notes, credit agreement, note purchase agreement, commercial paper facility, debt facility or other agreement, document (including any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Other Parity Lien Agreement) or instrument, including the Initial Other Parity Lien Agreement, pursuant to which any Grantor has or will incur Other Parity Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other Parity Lien Obligations) has been designated as Other Parity Lien Obligations pursuant to and in accordance with Section 5.14. For avoidance of doubt, neither the Initial Parity Lien Agreement nor any Replacement Indenture shall constitute an Other Parity Lien Agreement.

“Other Parity Lien Claimholder” means the holders of any Other Parity Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other Parity Lien Claimholders.

“Other Parity Lien Collateral Agents” means each of the Collateral Agents other than the Indenture Collateral Agent.

“Other Parity Lien Collateral Documents” means the Security Documents or Collateral Documents or similar term (in each case as defined in the applicable Other Parity Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other Parity Lien Obligations, to perfect such Lien or under which rights and remedies with respect to such Lien is governed (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Other Parity Lien Documents” means, with respect to the Initial Other Parity Lien Obligations or any Series of Other Parity Lien Obligations, the Other Parity Lien Agreements, including the Initial Other Parity Lien Documents and the Other Parity Lien Collateral Documents applicable thereto and each other agreement, document and instrument providing for or evidencing any other Other Parity Lien Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other Parity Lien Obligations) has been designated as Other Parity Lien Obligations pursuant to and in accordance with Section 5.14 hereto.

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“Other Parity Lien Obligations” means all amounts owing to any Other Parity Lien Claimholder (including any Initial Other Parity Lien Claimholder) pursuant to the terms of any Other Parity Lien Document (including the Initial Other Parity Lien Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other Parity Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For avoidance of doubt, neither the Initial Parity Lien Agreement Obligations nor any Replacement Indenture Obligations shall constitute Other Parity Lien Obligations.

“Other Parity Lien Representative” means each of the Representatives other than the Initial Parity Lien Representative.

“Parity Lien Claimholders” means (i) the Indenture Claimholders and (ii) the Other Parity Lien Claimholders with respect to each Series of Other Parity Lien Obligations.

“Parity Lien Collateral Documents” means, collectively, (i) the Indenture Collateral Documents and (ii) the Other Parity Lien Collateral Documents.

“Parity Lien Documents” means (i) the Indenture Documents, (ii) the Initial Other Parity Lien Documents and (iii) each other Other Parity Lien Document.

“Parity Lien Obligations” means, collectively, (i) the Indenture Obligations and (ii) each Series of Other Parity Lien Obligations.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the Parity Lien Collateral Documents.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Indenture Documents or Other Parity Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning set forth in Section 2.1(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Indebtedness so Refinanced is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

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“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Collateral Agent” means, in respect of any Replacement Indenture, the collateral agent or person serving in similar capacity under the Replacement Indenture.

“Replacement Indenture” means any loan agreement, indenture or other agreement that (i) Refinances the Indenture in accordance with Section 2.8 hereof so long as, after giving effect to such Refinancing, the agreement that was the Indenture immediately prior to such Refinancing is no longer secured, and no longer required to be secured, by any of the Collateral (other than by cash or cash equivalents deposited in connection with a defeasance or satisfaction and discharge of such Indenture) and (ii) becomes the Indenture hereunder by designation as such pursuant to Section 5.14.

[“Replacement Indenture Cash Management Agreements” means the Cash Management Agreements or Banking Product Obligations or similar term as defined in the Replacement Indenture.]

“Replacement Indenture Claimholders” means the holders of any Replacement Indenture Obligations, including the “Secured Parties” as defined in the Replacement Indenture or in the Replacement Indenture Collateral Documents and the Replacement Representative and Replacement Collateral Agent.

“Replacement Indenture Collateral Documents” means the Security Documents or Collateral Documents or similar term (as defined in the Replacement Indenture) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Replacement Indenture Obligations to perfect such Lien or under which rights and remedies with respect to such Lien is governed (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Replacement Indenture Documents” means the Replacement Indenture, each Replacement Indenture Collateral Document and the other [Loan Documents] (as defined in the Replacement Indenture), and each of the other agreements, documents and instruments providing for or evidencing any other Replacement Indenture Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

[“Replacement Indenture Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, but excluding long term agreements for the purchase of goods and services entered into in the ordinary course of business, entered into with a Hedge Bank (as defined in the Replacement Indenture) in order to satisfy the requirements of the Replacement Indenture or otherwise as permitted under the Replacement Indenture Documents and secured under the Replacement Indenture Collateral Documents.]

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“Replacement Indenture Obligations” means:

(a) any principal, interest, penalties, fees, expenses, guarantee obligations, indemnifications, reimbursements, damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) under the Replacement Indenture; and

(b) to the extent any payment with respect to any Replacement Indenture Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other Parity Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Replacement Indenture Claimholders and the Other Parity Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Replacement Indenture Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Replacement Indenture Claimholders and the Other Parity Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Replacement Indenture Obligations”.

“Replacement Representative” means, in respect of any Replacement Indenture, the administrative agent, trustee or person serving in similar capacity under the Replacement Indenture.

“Representative” means, at any time, (i) in the case of any Initial Parity Lien Agreement Obligations or the Initial Parity Lien Claimholders, the Initial Parity Lien Representative, (ii) in the case of any Replacement Indenture Obligations or the Replacement Indenture Claimholders, the Replacement Representative, (iii) in the case of the Initial Other Parity Lien Obligations or the Initial Other Parity Lien Claimholders, the Initial Other Representative, and (iv) in the case of any other Series of Other Parity Lien Obligations or Other Parity Lien Claimholders of such Series that becomes subject to this Agreement after the date hereof, the Additional Parity Lien Representative for such Series.

“Series” means (a) with respect to the Parity Lien Claimholders, each of (i) the Initial Parity Lien Claimholders (in their capacities as such), (ii) the Initial Other Parity Lien Claimholders (in their capacities as such), (iii) the Replacement Indenture Claimholders (in their capacities as such), and (iv) the Other Parity Lien Claimholders (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other Parity Lien Claimholders) and (b) with respect to any Parity Lien Obligations, each of (i) the Initial Parity Lien Agreement Obligations, (ii) the Initial Other Parity Lien Obligations, (iii) the Replacement Indenture Obligations and (iv) the Other Parity Lien Obligations incurred pursuant to any Other Parity Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other Parity Lien Obligations).

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“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Parity Lien Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the Parity Lien Documents in respect of such Series, a valid security interest or Lien at such time. If more than two Series of Parity Lien Obligations are outstanding at any time and the holders of less than all Series of Parity Lien Obligations hold, or purport to hold, or are required to hold pursuant to the Parity Lien Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Parity Lien Obligations that hold, or purport to hold, or are required to hold pursuant to the Parity Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the Parity Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

“Subsidiary” of a Person means a Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

SECTION 1.2 Rules of Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to

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refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II.

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.1 Priority of Claims.

(a) Anything contained herein or in any of the Parity Lien Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any Parity Lien Claimholder receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral received by any Parity Lien Claimholder or received by the Applicable Collateral Agent or any Parity Lien Claimholder pursuant to any such intercreditor agreement or otherwise with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the Parity Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising Shared Collateral and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any Parity Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) secured by such Shared Collateral, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Parity Lien Document and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;

(ii) SECOND, to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other Parity Lien Obligations of each Series secured by such Shared Collateral and, if the amount of such Proceeds are insufficient to pay in full the Parity Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral pro rata according to the amounts of such Parity Lien Obligations owing to each such respective Representative and the other Parity Lien Claimholders represented by it for distribution by such Representative in accordance with its respective Parity Lien Documents; and

(iii) THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same.

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If, despite the provisions of this Section 2.1(a), any Parity Lien Claimholder shall receive any payment or other recovery in excess of its portion of payments on account of the Parity Lien Obligations to which it is then entitled in accordance with this Section 2.1(a), such Parity Lien Claimholder shall hold such payment or recovery in trust for the benefit of all Parity Lien Claimholders for distribution in accordance with this Section 2.1(a).

(b) It is acknowledged that the Parity Lien Obligations of any Series may, subject to the limitations set forth in the then-existing Parity Lien Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.1(a) or the provisions of this Agreement defining the relative rights of the Parity Lien Claimholders of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Parity Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Parity Lien Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the Parity Lien Obligations of any Series or any other circumstance whatsoever, each Parity Lien Claimholder hereby agrees that the Liens securing each Series of Parity Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.2 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Notwithstanding Section 2.1, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other Parity Lien Claimholder other than the Applicable Representative) and (iii) no Other Parity Lien Claimholder shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any Parity Lien Collateral Document (other than the Parity Lien

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Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the Parity Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b) Without limiting the provisions of Section 4.2, each Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each Parity Lien Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.

(c) Notwithstanding the equal priority of the Liens securing each Series of Parity Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Representative, Non-Controlling Claimholder or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any Parity Lien Claimholder, Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Collateral Agents (other than the Indenture Collateral Agent) and the Representatives (other than the Indenture Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other Parity Lien Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other Parity Lien Agreement) other than pursuant to the Parity Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of Parity Lien Claimholders for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Parity Lien Collateral Documents applicable to it.

(e) Each of the Parity Lien Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Parity Lien Claimholders in all or any part of the Collateral or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Collateral Agent or any Representative to enforce this Agreement or (ii) the rights of any Parity Lien Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting Parity Lien Obligations.

SECTION 2.3 No Interference; Payment Over; Exculpatory Provisions.

(a) Each Parity Lien Claimholder agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity

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or enforceability of any Parity Lien Obligations of any Series or any Parity Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any Parity Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Parity Lien Claimholder from challenging or questioning the validity or enforceability of any Parity Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.2, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other Parity Lien Claimholder to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other Parity Lien Claimholder represented by it of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other Parity Lien Claimholder represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other Parity Lien Claimholder (i) to enforce this Agreement or (ii) to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting Parity Lien Obligations.

(b) Each Parity Lien Claimholder hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any Parity Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Parity Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Parity Lien Claimholders having a security interest in such Shared Collateral and promptly transfer any such proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.1(a) hereof, provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any Parity Lien Claimholder for cash pursuant to any exercise of remedies permitted hereunder.

(c) None of the Applicable Collateral Agent, any Applicable Representative or any other Parity Lien Claimholder shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or any other Parity Lien Claimholder with respect to any Collateral in accordance with the provisions of this Agreement.

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SECTION 2.4 Automatic Release of Liens.

(a) If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of Parity Lien Claimholders (or in favor of such other Parity Lien Claimholders if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.1 hereof and prior to such application, each Collateral Agent shall retain a Lien on such Proceeds. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of Parity Lien Obligations releases any guarantor from its obligation under a guarantee of the Series of Parity Lien Obligations for which it serves as agent prior to a Discharge of such Series of Parity Lien Obligations, such guarantor also shall be released from its guarantee of all other Parity Lien Obligations.

(b) Without limiting the rights of the Applicable Collateral Agent under Section 4.2, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral or guarantee provided for in this Section.

SECTION 2.5 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Parity Lien Claimholder (other than any Controlling Claimholder or any Representative of any Controlling Claimholder) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Claimholders shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any Parity Lien Claimholders constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such

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Shared Collateral granted to secure the Parity Lien Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Parity Lien Claimholders of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Parity Lien Claimholders (other than any Liens of the Parity Lien Claimholders constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Parity Lien Claimholders of each Series are granted Liens on any additional collateral pledged to any Parity Lien Claimholders as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Parity Lien Claimholders as set forth in this Agreement (other than any Liens of any Parity Lien Claimholders constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Parity Lien Obligations, such amount is applied pursuant to Section 2.1(a) of this Agreement, and (D) if any Parity Lien Claimholders are granted adequate protection with respect to the Parity Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.1(a) of this Agreement; provided that the Parity Lien Claimholders of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Parity Lien Claimholders of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a Declined Lien with respect to such Parity Lien Claimholders or their Representative or Collateral Agent); provided, further, that the Parity Lien Claimholders receiving adequate protection shall not object to any other Parity Lien Claimholder receiving adequate protection comparable to any adequate protection granted to such Parity Lien Claimholders in connection with a DIP Financing or use of cash collateral.

(c) If any Parity Lien Claimholder is granted adequate protection (A) in the form of Liens on any additional collateral, then each other Parity Lien Claimholder shall be entitled to seek, and each Parity Lien Claimholder will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the Parity Lien Claimholders as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other Parity Lien Claimholder shall be entitled to seek, and each Parity Lien Claimholder will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all Parity Lien Obligations pursuant to Section 2.1.

SECTION 2.6 Reinstatement. In the event that any of the Parity Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such Parity Lien Obligations shall again have been paid in full in cash. This Section 2.6 shall survive termination of this Agreement.

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SECTION 2.7 Insurance and Condemnation Awards. As among the Parity Lien Claimholders, the Applicable Collateral Agent (acting at the direction of the Applicable Representative), shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral (but only to the extent the Applicable Collateral Agent is granted such rights in the applicable Parity Lien Documents). To the extent any Collateral Agent or any other Parity Lien Claimholder receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable Parity Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.1 hereof.

SECTION 2.8 Refinancings. The Parity Lien Obligations of any Series may, subject to Section 5.14, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Parity Lien Document) of any Parity Lien Claimholder of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Indebtedness so Refinanced shall have executed a Joinder Agreement on behalf of the holders of such Indebtedness so Refinanced. If such Indebtedness so Refinanced is intended to constitute a Replacement Indenture, the Company shall so state in its Designation.

SECTION 2.9 Gratuitous Bailee/Agent for Perfection.

(a) The Applicable Collateral Agent shall be entitled to hold any Possessory Collateral constituting Shared Collateral.

(b) Notwithstanding the foregoing, each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Parity Lien Claimholder (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable Parity Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.9. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other Parity Lien Claimholder and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.9.

(c) No Collateral Agent shall have any obligation whatsoever to any Parity Lien Claimholder to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.9. The duties or responsibilities of each Collateral Agent under this Section 2.9 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and

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with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.9 and delivering the Possessory Collateral constituting Shared Collateral as provided in Section 2.9(e) below.

(d) None of the Collateral Agents or any of the Parity Lien Claimholders shall have by reason of the Parity Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other Parity Lien Claimholder, and each Collateral Agent and each Parity Lien Claimholder hereby waives and releases the other Collateral Agents and Parity Lien Claimholders from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.9 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).

(e) At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent Parity Lien Obligations remain outstanding and second, to the applicable Grantor to the extent no Parity Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same. The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral.

SECTION 2.10	Amendments to Parity Lien Collateral Documents.

(a) Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no Parity Lien Collateral Document may be amended, restated, amended and restated, supplemented, replaced or Refinanced or otherwise modified from time to time or entered into to the extent such amendment, supplement, Refinancing or modification, or the terms of any new Parity Lien Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In determining whether an amendment to any Parity Lien Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

SECTION 2.11	Similar Liens and Agreements.

(a) The parties hereto agree that it is their intention that the Collateral be identical for all Parity Lien Claimholders, provided, that this provision will not be violated with respect to any particular Series if the Parity Lien Document for such Series prohibits the Collateral Agent for that Series from accepting a Lien on such asset or property or such

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Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series, a “Declined Lien”). In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(i) upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Indenture Documents and the Other Parity Lien Documents; and

(ii) that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Indenture Obligations and the Other Parity Lien Obligations shall, subject to the terms and conditions of Section 5.2, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing the Liens securing the Other Parity Lien Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other Parity Lien Obligations and to address any Declined Lien.

ARTICLE III.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Parity Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the Parity Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Parity Lien Claimholder or any other person as a result of such determination.

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ARTICLE IV.

THE APPLICABLE COLLATERAL AGENT AND THE APPLICABLE REPRESENTATIVE

SECTION 4.1 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent or any Applicable Representative to any Non-Controlling Claimholder or give any Non-Controlling Claimholder the right to direct any Applicable Collateral Agent or any Applicable Representative, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.1 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Claimholder acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the Parity Lien Claimholders, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Parity Lien Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Claimholders would otherwise be entitled as a result of the Parity Lien Obligations held by such Non-Controlling Claimholders. Without limiting the foregoing, each Non-Controlling Claimholder agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other Parity Lien Claimholder shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Parity Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Parity Lien Obligations), in any manner that would maximize the return to the Non-Controlling Claimholders, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Claimholders from such realization, sale, disposition or liquidation. Each of the Parity Lien Claimholders waives any claim it may now or hereafter have against any Collateral Agent or Representative of any other Series of Parity Lien Obligations or any other Parity Lien Claimholder of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any Parity Lien Claimholder represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Parity Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Parity Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the Parity Lien Obligations or the valuation, use, protection or release of any security for the Parity Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of Parity Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.5, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any Parity Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of Parity Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Representative representing holders of Parity Lien Obligations for whom such Collateral constitutes Shared Collateral.

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SECTION 4.2 Power-of-Attorney.

Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other Parity Lien Claimholder of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or Parity Lien Claimholder, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Parity Lien Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V.

MISCELLANEOUS

SECTION 5.1 Integration/Conflicts.

This Agreement, together with the other Parity Lien Documents and the Parity Lien Collateral Documents, represents the entire agreement of each of the Grantors and the Parity Lien Claimholders with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or Parity Lien Claimholder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the Parity Lien Documents the provisions of this Agreement shall govern and control.

SECTION 5.2 Effectiveness; Continuing Nature of this Agreement; Severability.

This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the Parity Lien Claimholders of any Series may continue, at any time and without notice to any Parity Lien Claimholder of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting Parity Lien Obligations in reliance hereon. Each Representative and each Collateral Agent, on behalf of itself and each other Parity Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition

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or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent and the Parity Lien Claimholders represented by such Representative or Collateral Agent and their Parity Lien Obligations, on the date on which no Parity Lien Obligations of such Parity Lien Claimholders are any longer secured by, or required to be secured by, any of the Collateral pursuant to the terms of the applicable Parity Lien Documents, subject to the rights of the Parity Lien Claimholders under Section 2.6; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

SECTION 5.3 Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected.

(b) Notwithstanding the foregoing, without the consent of any Parity Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other Parity Lien Claimholders and Other Parity Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c) Notwithstanding the foregoing, without the consent of any other Representative or Parity Lien Claimholder, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other Parity Lien Obligations in compliance with the Indenture and the other Parity Lien Documents.

SECTION 5.4	Information Concerning Financial Condition of the Grantors and their Subsidiaries.

The Representative and Collateral Agent and the other Parity Lien Claimholders of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Parity Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the

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Parity Lien Obligations. The Representative and Collateral Agent and the other Parity Lien Claimholders of each Series shall have no duty to advise the Representative, Collateral Agent or Parity Lien Claimholders of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Representative or Collateral Agent or any of the other Parity Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or Parity Lien Claimholders of any other Series, it or they shall be under no obligation:

(a) to make, and such Representative and Collateral Agent and such other Parity Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.5 Submission to Jurisdiction; Certain Waivers.

Each of the Company, each other Grantor, each Collateral Agent and each Representative, on behalf of itself and each other Parity Lien Claimholder represented by it, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Parity Lien Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 5.5(c) below) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other Parity Lien Document shall affect any right that any Collateral Agent, Representative or other Parity Lien Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other Parity Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;

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(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Parity Lien Collateral Document in any court referred to in Section 5.5(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e) consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 5.7 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f) agrees that service as provided in Section 5.5(e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 5.6 WAIVER OF JURY TRIAL.

EACH PARTY HERETO, THE COMPANY AND EACH OTHER GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER PARITY LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT AND THE OTHER PARITY LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

SECTION 5.7 Notices.

Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier

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service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.8 Further Assurances.

Each Representative and Collateral Agent, on behalf of itself and each other Parity Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

SECTION 5.9 Agency Capacities.

Except as expressly provided herein, (a) [The Bank of New York Mellon] is acting in the capacity of Initial Parity Lien Representative and Initial Parity Lien Collateral Agent solely for the Initial Parity Lien Claimholders, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other Parity Lien Claimholders, (c) each Replacement Representative and Replacement Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Replacement Indenture Claimholders and (d) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other Parity Lien Claimholders under the Other Parity Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

SECTION 5.10	GOVERNING LAW.

THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 5.11	Binding on Successors and Assigns.

This Agreement shall be binding upon each Representative and each Collateral Agent, the Parity Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time. If any of the Representatives and/or Collateral Agents

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resigns or is replaced pursuant to the applicable Parity Lien Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

SECTION 5.12	Section Headings.

Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 5.13	Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.14	Other Parity Lien Obligations.

(a) To the extent, but only to the extent, not prohibited by the provisions of the Indenture and the other Parity Lien Documents, the Company may incur (i) additional Indebtedness (such Indebtedness, “Additional Parity Lien Debt”), which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing, and Other Parity Lien Obligations or other Replacement Indenture Obligations after the date hereof that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the then-existing Parity Lien Obligations and (ii) Other Parity Lien Obligations. Any such Additional Parity Lien Debt and Other Parity Lien Obligations or other Replacement Indenture Obligations, as applicable, of a Series may be secured by a Lien on a ratable basis, in each case under and pursuant to the applicable Parity Lien Collateral Documents of that Series, if, and subject to the condition that, the Additional Parity Lien Collateral Agent and Additional Parity Lien Representative of any such Additional Parity Lien Debt, acting on behalf of the holders of such Additional Parity Lien Debt and the holders of such Other Parity Lien Obligations or Replacement Indenture Obligations, as applicable, (such Additional Parity Lien Collateral Agent, Additional Parity Lien Representative and holders in respect of any Additional Parity Lien Debt and the holders Other Parity Lien Obligations or other Replacement Indenture Obligations of such Series being referred to as “Additional Parity Lien Claimholders”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b).

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(b) In order for an Additional Parity Lien Representative and Additional Parity Lien Collateral Agent (including, in the case of a Replacement Indenture, the Replacement Representative and the Replacement Collateral Agent in respect thereof) to become a party to this Agreement,

(i) such Additional Parity Lien Representative and such Additional Parity Lien Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Parity Lien Representative and such Additional Parity Lien Collateral Agent, as the case may be) pursuant to which either (x) such Additional Parity Lien Representative becomes a Representative hereunder and such Additional Parity Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional Parity Lien Debt and the Other Parity Lien Obligations or other Replacement Indenture Obligations of such Series and the Additional Parity Lien Claimholders of such Series become subject hereto and bound hereby;

(ii) the Company shall have delivered to each Collateral Agent:

(a) true and complete copies of each of the Other Parity Lien Agreement or Replacement Indenture, as applicable, and the Parity Lien Collateral Documents for such Series, certified as being true and correct by a Responsible Officer of the Company;

(b) a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other Parity Lien Obligations or Replacement Indenture Obligations, as applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional Parity Lien Collateral Agent and Additional Parity Lien Representative, (C) certify that such (x) Additional Parity Lien Debt is permitted by each Parity Lien Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional Parity Lien Debt and the Other Parity Lien Obligations or Replacement Indenture Obligations, as applicable, of such Series and (D) in the case of a Replacement Indenture, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Indenture and the Company elects to designate such agreement as a Replacement Indenture; and

(iii) the Other Parity Lien Documents or Replacement Indenture Documents, as applicable, relating to such Additional Parity Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Parity Lien Claimholder with respect to such Additional Parity Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Parity Lien Debt.

(c) Upon the execution and delivery of a Joinder Agreement by an Additional Parity Lien Representative and an Additional Parity Lien Collateral Agent, in each case, in accordance with this Section 5.14, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14 and returning the same to such Additional Parity Lien Representative and

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Additional Parity Lien Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional Parity Lien Debt if the other requirements of this Section 5.14 are complied with.

SECTION 5.15	Authorization.

By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 5.16	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Parity Lien Claimholders in relation to one another. Except as provided in Section 5.14, none of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.4 and 2.8 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Parity Lien Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

SECTION 5.17	No Indirect Actions.

Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

SECTION 5.18	Additional Grantors.

Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any Parity Lien Collateral Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit C that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such Parity Lien Collateral Document.

30

SECTION 5.19	Rights and Immunities of Initial Parity Lien Representative and Initial Parity Lien Collateral Agent.

Each of the Initial Parity Lien Representative and the Initial Parity Lien Collateral Agent (which for this purpose includes both the Notes U.S. Collateral Agent and the Notes Canadian Collateral Agent) will be entitled to all of the rights, protections, immunities and indemnities available to it as set forth in the Initial Parity Lien Agreement as if specifically set forth herein. In no event will the Initial Parity Lien Representative or the Initial Parity Lien Collateral Agent (which for this purpose includes both the Notes U.S. Collateral Agent and the Notes Canadian Collateral Agent) be liable for any act or omission on the part of any Grantor or any other Representative or any Collateral Agent.

[Remainder of this page intentionally left blank]

31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[THE BANK OF NEW YORK MELLON], as Initial Parity Lien Representative

By:
Name:
Title:

[NOTICE ADDRESS]

[THE BANK OF NEW YORK MELLON], as Notes U.S. Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[BNY TRUST COMPANY OF CANADA], as Notes Canadian Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ], as Initial Other Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ], as Initial Other Representative

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

EVRAZ INC. NA CANADA

By:
Name:
Title:

[NOTICE ADDRESS]

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit A

to Parity Lien Intercreditor Agreement

FORM OF JOINDER AGREEMENT

JOINDER NO. [        ] dated as of [        ], 20[    ] (the “Joinder Agreement”) to the PARITY LIEN INTERCREDITOR AGREEMENT dated as of [            ], [        ], (the “Parity Lien Intercreditor Agreement”), among [THE BANK OF NEW YORK MELLON], as Initial Parity Lien Representative, [THE BANK OF NEW YORK MELLON], as Notes U.S. Collateral Agent, [BNY TRUST COMPANY OF CANADA], as Notes Canadian Collateral Agent, [                    ], as Initial Other Representative, and [                    ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by EVRAZ INC. NA CANADA (the “Company”) and the other Grantors signatory thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Parity Lien Intercreditor Agreement.

B. As a condition to the ability of the Company to incur [Other Parity Lien Obligations][Replacement Indenture Obligations under the Replacement Indenture] and to secure such [Other Parity Lien Obligations][Replacement Indenture Obligations] with the liens and security interests created by the [Other Parity Lien Collateral Documents][Replacement Indenture Collateral Documents], the Additional Parity Lien Representative in respect thereof is required to become a Representative and the Additional Parity Lien Collateral Agent in respect thereof is required to become a Collateral Agent and the Parity Lien Claimholders in respect thereof are required to become subject to and bound by, the Parity Lien Intercreditor Agreement. Section 5.14 of the Parity Lien Intercreditor Agreement provides that such Additional Parity Lien Representative may become a Representative, such Additional Parity Lien Collateral Agent may become a Collateral Agent and such Additional Parity Lien Claimholders may become subject to and bound by the Parity Lien Intercreditor Agreement, pursuant to the execution and delivery by the Additional Parity Lien Representative and the Additional Parity Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Parity Lien Intercreditor Agreement. The undersigned Additional Parity Lien Representative (the “New Representative”) and Additional Parity Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Parity Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.14 of the Parity Lien Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become a Representative and a Collateral Agent respectively, under, and the related Additional Parity Lien Debt and Additional Parity Lien Claimholders become subject to and bound by, the Parity Lien Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as a Representative or a Collateral

Exhibit A – Page 1

Agent, respectively, and hereby agree to all the terms and provisions of the Parity Lien Intercreditor Agreement applicable to them as Representative, Collateral Agent and Additional Parity Lien Claimholders, respectively.

SECTION 2. Each of the New Representative and New Collateral Agent represent and warrant to each other Collateral Agent, each other Representative and the other Parity Lien Claimholders, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the Parity Lien Documents relating to such Additional Parity Lien Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Parity Lien Claimholders represented by them will be subject to and bound by the provisions of the Parity Lien Intercreditor Agreement.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Parity Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 6. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Parity Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Exhibit A – Page 2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Parity Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8. Sections 5.8 and 5.9 of the Parity Lien Intercreditor Agreement are hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A – Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Parity Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Exhibit A – Page 4

Receipt acknowledged by:
[THE BANK OF NEW YORK MELLON], as Initial Parity Lien Representative

By:
Name:
Title:

[THE BANK OF NEW YORK MELLON], as Notes U.S. Collateral Agent

By:
Name:
Title:

[BNY TRUST COMPANY OF CANADA], as Notes Canadian Collateral Agent

By:
Name:
Title:

[ ], as Initial Other Representative

By:
Name:
Title:

[ ], as Initial Other Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A – Page 5

Exhibit B

to Parity Lien Intercreditor Agreement

[FORM OF]

DEBT DESIGNATION

Reference is made to the Parity Lien Intercreditor Agreement dated as of             , 20     (as amended, restated, supplemented or otherwise modified from time to time, the “Parity Lien Intercreditor Agreement”) among [THE BANK OF NEW YORK MELLON], as Initial Parity Lien Representative, [THE BANK OF NEW YORK MELLON], as Notes U.S. Collateral Agent, [BNY TRUST COMPANY OF CANADA], as Notes Canadian Collateral Agent, [                    ], as Initial Other Representative, and [                    ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by EVRAZ INC. NA CANADA (the “Company”) and the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Parity Lien Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related Parity Lien Obligations][Indenture Obligations] entitled to the benefit and subject to the terms of the Parity Lien Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the [Company] hereby certifies on behalf of the [Company] that:

(a) [insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [                    ] pursuant to the following agreement: [describe [credit agreement, indenture, other agreement giving rise to Additional Parity Lien Debt][Replacement Indenture (“New Agreement”)]] which will be [Other Parity Lien Obligations][Replacement Indenture Obligations];

(b) (i) the name and address of the [Additional Parity Lien Representative for the Additional Parity Lien Debt and the related Other Parity Lien Obligations][Replacement Representative for the Replacement Indenture] is:

Telephone:

Fax:

Exhibit B – Page 1

(ii) the name and address of the Additional Parity Lien Collateral Agent for the Additional Parity Lien Debt and the Other Parity Lien Obligations or Replacement Indenture Obligations, as applicable, is:

Telephone:

Fax:

[and]

(a) such Additional Parity Lien Debt and the Other Parity Lien Obligations or Replacement Indenture Obligations of such Series is permitted by each Parity Lien Document and the conditions set forth in Section 5.14 of the Parity Lien Intercreditor Agreement are satisfied with respect to such [Additional Parity Lien Debt and the Other Parity Lien Obligations or Replacement Indenture Obligations, [insert for Replacement Indentures only: ; and

(b) the New Agreement satisfies the requirements of a Replacement Indenture and is hereby designated as a Replacement Indenture].

Exhibit B – Page 2

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of             , 20    .

[COMPANY]

By:
Name:
Title:

Exhibit B – Page 3

Exhibit C

to Parity Lien Intercreditor Agreement

FORM OF GRANTOR JOINDER AGREEMENT

GRANTOR JOINDER AGREEMENT NO. [    ] “this “Grantor Joinder Agreement”) dated as of [        ], 20[    ] to the PARITY LIEN INTERCREDITOR AGREEMENT dated as of [        ], 20[    ] (the “Parity Lien Intercreditor Agreement”), among [THE BANK OF NEW YORK MELLON], as Initial Parity Lien Representative, [THE BANK OF NEW YORK MELLON], as Notes U.S. Collateral Agent, [BNY TRUST COMPANY OF CANADA], as Notes Canadian Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by EVRAZ INC. NA CANADA (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Parity Lien Intercreditor Agreement.

The undersigned, [                    ], a [                    ], (the “New Grantor”) wishes to acknowledge and agree to the Parity Lien Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 5.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the Parity Lien Claimholders:

Section 1. Accession to the Parity Lien Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Parity Lien Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 5.16 thereof, (b) agrees to all the terms and provisions of the Parity Lien Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Parity Lien Intercreditor Agreement. This Grantor Joinder Agreement supplements the Parity Lien Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 5.18 of the Parity Lien Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Representative, each Collateral Agent and to the Parity Lien Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3. Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Exhibit C – Page 1

Section 4. Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Parity Lien Intercreditor Agreement subject to any limitations set forth in the Parity Lien Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 7. Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Parity Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Parity Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.7 of the Parity Lien Intercreditor Agreement.

Exhibit C – Page 2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Parity Lien Intercreditor Agreement as of the day and year first above written.

[	]

By
Name:
Title:

Address:

Exhibit C – Page 3

EXHIBIT B

[Face of Note]

CUSIP/CINS

7.50% Senior Secured Note due 2019

No.		$

EVRAZ Inc. NA Canada

promises to pay to              or registered assigns,

the principal sum of          DOLLARS [Insert in Global Notes – or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto] on November 15, 2019.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

Dated:

EVRAZ INC. NA CANADA

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Back of Note]

7.50% Senior Secured Note due 2019

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Evraz Inc. NA Canada, a corporation amalgamated under the Canada Business Corporations Act (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 7.50% per annum from November 7, 2014 until maturity. The Company will pay interest semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be May 15, 2015.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders at the close of business on the May 1 or November 1 (whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent within the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent at least fifteen (15) days prior to the applicable payment date. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of November 7, 2014 (the “Indenture”) among the Company, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in clauses (b), (c) and (d) below, and as set forth under Section 3.11 of the Indenture, the Notes are not redeemable at the option of the Company.

(b) At any time and from time to time on or after May 15, 2017, the Company may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date).

Year	Percentage
May 15, 2017 (to November 14, 2017)	103.750%
November 15, 2017 (to November 14, 2018)	101.875%
November 15, 2018 and thereafter	100.000%

(c) At any time and from time to time prior to May 15, 2017, the Company may redeem some or all of the Notes at a price of 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date).

(d) At any time and from time to time prior to May 15, 2017, the Company may redeem Notes with an amount equal to the net cash proceeds received by the Parent from any Equity Offering (or contributed to the Parent from any Equity Offering) at a redemption price equal to 107.50% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date), in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes, including any Additional Notes, provided that

(a)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(b)	not less than 65% of the original aggregate principal amount of the Notes, including any Additional Notes, remain outstanding immediately thereafter.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that

Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Not later than 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Parent or a Restricted Subsidiary of the Parent consummates any Asset Sales, within thirty days of each date on which the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, the Parent will make an Offer to Purchase to all Holders. The Offer to Purchase will be in a principal amount equal to (1) the accumulated Excess proceeds, multiplied by (2) a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes (including any additional Notes) and (y) the denominator of which is equal to the outstanding principal amount of the Notes (including Additional Notes) and all other Parity Lien Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the Notes will be 100% of the principal amount plus accrued interest to the date of purchase. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 principal amount will be purchased; provided, that the unpurchased portion of a Note must be in a minimum principal amount of $2,000. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. Holders that are the subject of an Offer to Purchase will receive an Offer to Purchase from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. Subject to the provisions of Section 3.09 of the Indenture, notices of redemption shall be delivered by the Company electronically or mailed by first class-mail, postage prepaid, at least 30 days but (except as set forth below) not more than 60 days before the redemption date, to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of the DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

Notice of any redemption, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any Taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes and the security documents may be amended or supplemented in accordance with the terms of the Indenture.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default by the Company in the payment of principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase); (ii) the Company defaults in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days; (iii) the Company fails to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Sections 4.10, 4.15 and 4.19 of the Indenture, or the Parent, the Company or any Guarantor fails to comply with Section 5.01 thereof; (iv) the Parent or any of its Restricted Subsidiaries defaults in the performance of or breaches any other covenant or agreement of the Parent or the Company, as applicable, in this Indenture or under the Notes and the default or breach continues for a period of 60 consecutive days after written notice to the Parent by the Trustee or to the Parent and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes then outstanding; (v) there occurs with respect to any Debt of the Parent or any of the Restricted Subsidiaries having an outstanding principal amount of $30.0 million or more in the aggregate for all such Debt of all such Persons (a) an event of default that results in such Debt being due and payable prior to its Stated Maturity or (b) failure to make a principal payment when due upon the Stated Maturity thereof and such defaulted payment is not made, waived or extended within the applicable grace period; (vi) one or more final judgments or orders for the payment of money are rendered against the Parent or any of the Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30.0 million (in excess of amounts which are covered by insurance policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect; (vii) any Note Guarantee of a Guarantor that is a Significant Restricted Subsidiary (or the Note Guarantees of any Guarantors that together would constitute a Significant Restricted Subsidiary) ceases to be in full force and effect, other than in accordance the terms of this Indenture, or any Guarantor that is a Significant Restricted Subsidiary (or any Guarantors that together would constitute a Significant Restricted Subsidiary) denies or disaffirms its obligations under its Note Guarantee; (viii) any of the following occurs: (A) any security document with respect to Collateral having, individually or in the aggregate, a fair market value in excess of $15.0 million, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of the relevant security documents, (B) except as permitted by the Indenture, any Parity Lien for the benefit of Holders purported to be granted under any security document for the benefit of Holders on Collateral, individually or in the aggregate, having a fair market value in excess of $15.0 million ceases to be an enforceable and perfected Parity Lien in any material respect, subject only to Permitted Liens that rank prior to the Parity Liens in accordance with the Indenture, and such condition continues for 60 days after written notice by the Trustee to the Parent of failure to comply with such requirement; provided that it will not be an Event of Default under this clause (viii)(B) if such condition results from the action or inaction of the Trustee, or the Company or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or such Guarantor set forth in or arising under any security document relating to Collateral having, individually or in the aggregate, a fair market value in excess of $15.0 million; (ix) the Parent or any of its Restricted Subsidiaries pursuant to or within the meaning of Bankruptcy Law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due; or (x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Parent or any of its Restricted Subsidiaries in an involuntary case, (B) appoints a custodian of the Parent or any of its Restricted Subsidiaries or for all or substantially all of the property of the Parent or any of its Restricted Subsidiaries, or (C) orders the liquidation of the Parent or any of its Restricted Subsidiaries, and, in each case under this clause (x), the order or decree remains unstayed and in effect for 60 consecutive days. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, Officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Evraz Inc. NA

c/o Corporation Services Company

2711 Certerville Rd Suite 400

Wilmington, DE 19808

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, 4.15 or 4.19 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15	☐ Section 4.19

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10, Section 4.15 or Section 4.19 of the Indenture, state the amount you elect to have purchased:

$

($2,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of this Note must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized Officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

[Company address block]

[Registrar address block]

Re:	[ ]% Senior Secured Notes due 2019

Reference is hereby made to the Indenture, dated as of November 7, 2014 (the “Indenture”), among Evraz Inc. NA Canada, as issuer (the “Company”), the Guarantors party thereto, The Bank of New York Mellon, as trustee and co-collateral agent, and BNY Trust Company of Canada, as co-collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $        in such Note[s] or interests (the “Transfer”), to                     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit E to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)		☐	144A Global Note (CUSIP ), or

(ii)		☐	Regulation S Global Note (CUSIP ), or

(iii)		☐	IAI Global Note (CUSIP ); or

(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]
(a)	☐	a beneficial interest in the:

(i)		☐	144A Global Note (CUSIP ), or

(ii)		☐	Regulation S Global Note (CUSIP ), or

(iii)		☐	IAI Global Note (CUSIP ); or

(iv)		☐	Unrestricted Global Note (CUSIP ); or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture

EXHIBIT D

FORM OF CERTIFICATE OF EXCHANGE

[Company address block]

[Registrar address block]

Re:	[ ]% Senior Secured Notes due 2019

(CUSIP [        ])

Reference is hereby made to the Indenture, dated as of November 7, 2014 (the “Indenture”), among Evraz Inc. NA Canada, as issuer (the “Company”), the Guarantors party thereto, The Bank of New York Mellon, as trustee and co-collateral agent, and BNY Trust Company of Canada, as co-collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

D-1

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

[Company address block]

[Registrar address block]

Re:	[fill in full title of securities]

Reference is hereby made to the Indenture, dated as of November, 7 2014 (the “Indenture”), among Evraz Inc. NA Canada, as issuer (the “Company”), the Guarantors party thereto, The Bank of New York Mellon, as trustee and co-collateral agent, and BNY Trust Company of Canada, as co-collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $         aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

E-1

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

E-2

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Subsidiary”), a subsidiary of Evraz North America Limited (or its permitted successor), a limited company organized under the laws of England and Wales (the “Parent”), Evraz Inc. NA Canada, a corporation amalgamated under the Canada Business Corporations Act (the “Issuer”), and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”) and co-collateral agent under the Indenture referred to below, and BNY Trust Company of Canada, as co-collateral agent (together with The Bank of New York Mellon, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 7, 2014 providing for the issuance of [    ]% Senior Secured Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

4. NO RECOURSE AGAINST OTHERS. No director, Officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, the security documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[ISSUER]

By:
Name:
Title:

[TRUSTEE], as Trustee

By:
Authorized Signatory

[COLLATERAL AGENT], as Collateral Agent

By:
Authorized Signatory

SCHEDULE A

INITIAL MORTGAGED PROPERTY

[To Come]

A-1